Exhibit 2(a)







                        AGREEMENT AND PLAN OF MERGER

                                dated as of

                             December 19, 1995

                                  between

                        FLEET FINANCIAL GROUP, INC.

                                    and

                       NATIONAL WESTMINSTER BANK PLC

                             for the merger of

                FLEET BANK OF NEW YORK, NATIONAL ASSOCIATION

                                with and into

                             NATWEST BANK N.A.

                             TABLE OF CONTENTS


                                 ARTICLE I

                                DEFINITIONS

     1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                 ARTICLE II

                                 THE MERGER


     2.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . .  13
     2.2  Effective Time of the Merger  . . . . . . . . . . . . . . . .  14
     2.3  Bank Charter  . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.4  By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.5  Directors and Officers  . . . . . . . . . . . . . . . . . . .  14
     2.6  Certain Effects of the Merger . . . . . . . . . . . . . . . .  14
     2.7  Conversion of Shares of NBNA Common Stock and FBNY Common
          Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                ARTICLE III

                       MERGER CONSIDERATION; PAYMENT


     3.1  Merger Consideration  . . . . . . . . . . . . . . . . . . . .  15
     3.2  Delivery of Merger Consideration  . . . . . . . . . . . . . .  16
     3.3  Closing Balance Sheet . . . . . . . . . . . . . . . . . . . .  17
     3.4  Adjustment of Merger Consideration  . . . . . . . . . . . . .  21
     3.5  Legending of Securities . . . . . . . . . . . . . . . . . . .  21
     3.6  Earnout . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                 ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF NATWEST PLC


     4.1  Corporate Existence and Power . . . . . . . . . . . . . . . .  32
     4.2  Corporate Authorization . . . . . . . . . . . . . . . . . . .  33
     4.3  Consents and Approvals  . . . . . . . . . . . . . . . . . . .  33
     4.4  Non-Contravention . . . . . . . . . . . . . . . . . . . . . .  33



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     4.5  Capitalization  . . . . . . . . . . . . . . . . . . . . . . .  34
     4.6  Ownership of Shares . . . . . . . . . . . . . . . . . . . . .  34
     4.7  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .  35
     4.8  Financial Statements  . . . . . . . . . . . . . . . . . . . .  36
     4.9  Absence of Certain Changes or Events  . . . . . . . . . . . .  36
     4.10 No Undisclosed Material Liabilities . . . . . . . . . . . . .  37
     4.11 Intercompany Accounts . . . . . . . . . . . . . . . . . . . .  38
     4.12 Material Contracts  . . . . . . . . . . . . . . . . . . . . .  38
     4.13 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .  39
     4.14 Compliance with Laws  . . . . . . . . . . . . . . . . . . . .  40
     4.15 Properties  . . . . . . . . . . . . . . . . . . . . . . . . .  40
     4.16 Insurance Coverage  . . . . . . . . . . . . . . . . . . . . .  41
     4.17 Licenses and Permits  . . . . . . . . . . . . . . . . . . . .  41
     4.18 Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . .  41
     4.19 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . .  41
     4.20 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . .  41
     4.21 Environmental Matters . . . . . . . . . . . . . . . . . . . .  43
     4.22 FDIC; Insurance Assessments; Reports  . . . . . . . . . . . .  45
     4.23 Investment Intent . . . . . . . . . . . . . . . . . . . . . .  45
     4.24 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                 ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF FFG


     5.1  Corporate Existence and Power . . . . . . . . . . . . . . . .  48
     5.2  Corporate Authorization . . . . . . . . . . . . . . . . . . .  49
     5.3  Consents and Approvals  . . . . . . . . . . . . . . . . . . .  49
     5.4  Non-Contravention . . . . . . . . . . . . . . . . . . . . . .  49
     5.5  Capitalization  . . . . . . . . . . . . . . . . . . . . . . .  50
     5.6  SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . .  51
     5.7  Financial Information . . . . . . . . . . . . . . . . . . . .  51
     5.8  Absence of Certain Changes  . . . . . . . . . . . . . . . . .  51
     5.9  No Undisclosed Material Liabilities . . . . . . . . . . . . .  52
     5.10 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .  52
     5.11 Compliance with Laws  . . . . . . . . . . . . . . . . . . . .  52
     5.12 Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     5.13 Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . .  53
     5.14 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . .  53
     5.15 Reports . . . . . . . . . . . . . . . . . . . . . . . . . . .  54



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                                 ARTICLE VI

                          COVENANTS OF NATWEST PLC


     6.1  Conduct of Business . . . . . . . . . . . . . . . . . . . . .  55
     6.2  Forbearances  . . . . . . . . . . . . . . . . . . . . . . . .  55
     6.3  Access to Information . . . . . . . . . . . . . . . . . . . .  57
     6.4  Notices of Certain Events . . . . . . . . . . . . . . . . . .  58
     6.5  Regulatory Matters  . . . . . . . . . . . . . . . . . . . . .  58
     6.6  Transfer of Certain Delaware Bank Assets  . . . . . . . . . .  59
     6.7  Employee Contracts  . . . . . . . . . . . . . . . . . . . . .  59
     6.8  Water Street Transaction  . . . . . . . . . . . . . . . . . .  60
     6.9  NBNA Asset Sale . . . . . . . . . . . . . . . . . . . . . . .  60
     6.10 Treatment of NatWest Swap Portfolio . . . . . . . . . . . . .  60
     6.11 Transfer of Certain Subsidiaries or Certain Assets and
          Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .  62
     6.12 Loan Loss Reserves  . . . . . . . . . . . . . . . . . . . . .  62
     6.13 Financial Information . . . . . . . . . . . . . . . . . . . .  62
     6.14 Private Label Agreement . . . . . . . . . . . . . . . . . . .  63
     6.15 Non-Solicitation  . . . . . . . . . . . . . . . . . . . . . .  63
     6.16 Environmental Matters . . . . . . . . . . . . . . . . . . . .  63
     6.17 Accrual Policy  . . . . . . . . . . . . . . . . . . . . . . .  64
     6.18 Non-compete . . . . . . . . . . . . . . . . . . . . . . . . .  64
     6.19 Certain Loans . . . . . . . . . . . . . . . . . . . . . . . .  65
     6.20 Expatriate Housing  . . . . . . . . . . . . . . . . . . . . .  65

                                ARTICLE VII

                              COVENANTS OF FFG


     7.1  Regulatory Matters  . . . . . . . . . . . . . . . . . . . . .  65
     7.2  Conduct of FFG  . . . . . . . . . . . . . . . . . . . . . . .  66
     7.3  Access to Information . . . . . . . . . . . . . . . . . . . .  66
     7.4  Notices of Certain Events . . . . . . . . . . . . . . . . . .  66
     7.5  Post-Closing Access . . . . . . . . . . . . . . . . . . . . .  67
     7.6  InfiNet . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     7.7  NatWest Directors . . . . . . . . . . . . . . . . . . . . . .  67
     7.8  Scranton Guarantee  . . . . . . . . . . . . . . . . . . . . .  67
     7.9  Capital Requirements  . . . . . . . . . . . . . . . . . . . .  67

                                ARTICLE VIII

                      COVENANTS OF FFG AND NATWEST PLC


     8.1  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  69
     8.2  Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . .  69
     8.3  Certain Filings and Consents  . . . . . . . . . . . . . . . .  70
     8.4  Public Announcements  . . . . . . . . . . . . . . . . . . . .  70
     8.5  Trademarks; Tradenames  . . . . . . . . . . . . . . . . . . .  70
     8.6  Intercompany Accounts and Agreements  . . . . . . . . . . . .  70
     8.7  Stockholder Approvals . . . . . . . . . . . . . . . . . . . .  71
     8.8  175 Water Street Lease  . . . . . . . . . . . . . . . . . . .  71
     8.9  Issuance of FFG Preferred Stock.  . . . . . . . . . . . . . .  72
     9.1  Tax Sharing Agreements  . . . . . . . . . . . . . . . . . . .  72
     9.2  Returns for Periods Through the Closing Date  . . . . . . . .  72
     9.3  Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
     9.4  Actions On or After Closing Date  . . . . . . . . . . . . . .  73
     9.5  Carrybacks  . . . . . . . . . . . . . . . . . . . . . . . . .  73
     9.6  Retention of Carryovers . . . . . . . . . . . . . . . . . . .  73
     9.7  Post-Closing Elections  . . . . . . . . . . . . . . . . . . .  73
     9.8  Information and Assistance  . . . . . . . . . . . . . . . . .  73
     9.9  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     9.10 Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . .  74


                                 ARTICLE X

                             EMPLOYEE BENEFITS

     10.1 Employees . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     10.2 Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . .  75
     10.3 Individual Account Plan . . . . . . . . . . . . . . . . . . .  76

                                 ARTICLE XI

                           CONDITIONS TO CLOSING


     11.1 Conditions to Obligations of Each Party . . . . . . . . . . .  77
     11.2 Conditions to Obligations of FFG  . . . . . . . . . . . . . .  77
     11.3 Conditions to Obligations of Natwest Plc  . . . . . . . . . .  79



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                                ARTICLE XII

                         INDEMNIFICATION; SURVIVAL


     12.1 Indemnification by Natwest Plc  . . . . . . . . . . . . . . .  81
     12.2 Indemnification by FFG  . . . . . . . . . . . . . . . . . . .  82
     12.3 Termination of Representations and Warranties . . . . . . . .  82
     12.4 Notice and Right to Participate in Defense of Third Party
          Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
     12.5 Purchase Price Adjustments  . . . . . . . . . . . . . . . . .  83

                                ARTICLE XIII

                                TERMINATION


     13.1 Grounds for Termination . . . . . . . . . . . . . . . . . . .  83
     13.2 Effect of Termination . . . . . . . . . . . . . . . . . . . .  84

                                ARTICLE XIV

                               MISCELLANEOUS


     14.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
     14.2 Amendments and Waivers  . . . . . . . . . . . . . . . . . . .  86
     14.3 Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .  87
     14.4 Successors and Assigns  . . . . . . . . . . . . . . . . . . .  87
     14.5 Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  87
     14.6 Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . .  87
     14.7 WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . .  87
     14.8 Counterparts; Third Party Beneficiaries . . . . . . . . . . .  88
     14.9 Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .  88
     14.10 Interpretation . . . . . . . . . . . . . . . . . . . . . . .  88
     14.11 Severability   . . . . . . . . . . . . . . . . . . . . . . .  88


     Exhibit A:     Form of FFG Preferred Stock
     Exhibit B:     Registration Rights Agreement
     Exhibit C:     Interim Service Agreement
     Exhibit D:     Standstill Agreement
     Exhibit E:     Opinion Items to be Covered by Counsel to or of NatWest Plc
     Exhibit F:     Opinion Items to be Covered by Counsel to or of FFG
     Exhibit G:     Balance Sheet



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



                        AGREEMENT AND PLAN OF MERGER



          AGREEMENT AND PLAN OF MERGER dated as of December 19, 1995 between Fleet Financial Group, Inc., a Rhode Island corporation ("FFG"), and National Westminster Bank Plc, an English public limited company ("Natwest Plc").

                           W I T N E S S E T H :

          WHEREAS, Natwest Plc wishes to cause the sale of Natwest Bank N.A., a banking association organized under the laws of the United States and a wholly-owned indirect subsidiary of NatWest Plc ("NBNA"); and

          WHEREAS, FFG wishes to cause the purchase of NBNA; and

          WHEREAS, the respective Boards of Directors of FFG and Natwest Plc have approved the purchase and sale of NBNA pursuant to the terms of this Agreement which provides for the merger of Fleet Bank of New York, National Association, a banking organization organized under the laws of the United States and a wholly-owned indirect subsidiary of FFG ("FBNY"), with and into NBNA (the "Merger") so that NBNA is the surviving corporation in the Merger; and

          WHEREAS, FFG desires to pay NatWest Plc, in addition to the Merger Consideration, amounts based on the financial performance of NBNA and its Subsidiaries following the Merger; and

          WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                 ARTICLE I

                                DEFINITIONS

          1.1  Definitions.  The following terms, as used herein, have the
          ---  -----------
following meanings:


          "Actual Corporate Overhead Expenses" shall have the meaning set forth in Section 3.6(h) hereof.

          "Adjusted Mortgage Loan Value" shall have the meaning set forth in Section 3.3(b) hereof.

          "Adjusted Net Income" shall have the meaning set forth in Section 3.6(g) hereof.

          "Adjusted Interest Rate Securities Value" shall have the meaning set forth in Section 3.3(b) hereof.

          "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Included Subsidiaries
                          --------
shall be considered an Affiliate of Natwest Plc.

          "Affiliated Group" shall mean any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law.

          "Amortized Amount" shall have the meaning set forth in Section
6.10 hereof.

          "Ancillary Agreements" shall mean the Registration Rights Agreement, the Services Agreement and the Standstill Agreement.

          "Articles of Merger" shall have the meaning set forth in Section 2.2(a) hereof.

          "Average Closing Price" shall mean the average closing sales price per share of FFG Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, another
            -----------------------
authoritative source) for the five consecutive New York Stock Exchange trading days immediately preceding (but not including) the Closing Date.

          "Average Common Equity" shall have the meaning set forth in
Section 3.6(h) hereof.

          "Average Tier 1 Capital" shall have the meaning set forth in
Section 3.6(h) hereof.

          "Average Tier 1 Leverage Ratio" shall have the meaning set forth in Section 3.6(h) hereof.

          "Balance Sheet" shall mean the pro forma combined and adjusted statement of condition of the Included Subsidiaries as of September 30, 1995, a copy of which is attached as Exhibit G hereto.

          "Balance Sheet Date" shall mean September 30, 1995.

          "Bancorp" shall mean National Westminster Bancorp, Inc., a Delaware corporation.

          "Bancorp Agreements" shall mean the agreements disclosed in
Schedule 4.12(d)(i).

          "Bancorp NJ" shall mean National Westminster Bancorp NJ, a New Jersey corporation.

          "Base Tangible Equity" shall mean $2,318,500,000.

          "Benefit Arrangement" shall mean any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits (including without limitation any "fringe benefit plan," as defined in Section 6039D of the
Code) that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by Natwest Plc, Holdings or any of their ERISA Affiliates and (iii) covers any employee or former employee of the Included Subsidiaries.

          "Book Value" shall have the meaning set forth in Section 3.3(b) hereof.

          "Buyer Indemnifiable Damages" shall have the meaning set forth in
Section 12.1(a) hereof.

          "Buyer Regulatory Approvals" shall mean (i) the approval of the OCC pursuant to the Bank Merger Act and (ii) any other approvals of any other Regulatory Agency required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

          "Buyer Stockholder Approvals" shall mean any required approval of the stockholder of FBNY of the transactions contemplated by this Agreement and the Ancillary Agreements.

          "Cash Payment" shall have the meaning set forth in Section 3.1(a) hereof.

          "Cause" shall have the meaning set forth in Section 6.10 hereof.

          "Closing" shall have the meaning set forth in Section 2.2(b) hereof.

          "Closing Balance Sheet" shall have the meaning set forth in
Section 3.3(a) hereof.

          "Closing Date" shall have the meaning set forth in Section 2.2(b) hereof.
          "Closing Tangible Equity" shall have the meaning set forth in
Section 3.3(a) hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company Contract" shall have the meaning set forth in Section 4.12(b) hereof.

          "Company Reports" shall have the meaning set forth in Section 4.22(b) hereof.

          "Continuing Employees" shall have the meaning set forth in
Section 10.1(a) hereof.

          "Current GAAP" shall have the meaning set forth in Section 3.6(h) hereof.

          "Deferred Intercompany Transaction" shall have the meaning set forth in

Treas. Reg. Sec. 1.1502-13.

          "Delaware Bank" shall mean NatWest Bank (Delaware), a Delaware bank.

          "Delaware Bank Asset Transfer" shall have the meaning set forth in Section 6.6 hereof.

          "Discounted Prepayment Amount" shall have the meaning set forth in Section 3.6(e) hereof.

          "Dividend Excluded Transactions" shall mean (4) the post-tax gain on (i) the consummated sale of Tilden Financial Corporation, (ii) the consummated sale by the Delaware Bank of certain credit card receivables to Household Bank (Nevada), National Association, (iii) the sale of approximately $4.2 billion of certain government securities by NBNA and NatWest Investments (Delaware) Inc. and (iv) the transactions contemplated by this Agreement and (b) a dividend of approximately $700 million from NatWest Investments (Delaware) Inc. to Citizens First Investment Corp., a Subsidiary of NBNA, with a subsequent liquidation of Citizens First Investment Group.

          "Downstate Growth Factor" shall have the meaning set forth in
Section 3.6(g) hereof.

          "Earnout Period" shall have the meaning set forth in Section 3.6(h) hereof.

          "Earnout Year" shall have the meaning set forth in Section 3.6(h) hereof.

          "Effective Time" shall have the meaning set forth in Section 2.2(a) hereof.

          "Employee Plan" shall mean any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Natwest Plc, Holdings or any of their respective ERISA Affiliates and (iii) covers any employees or former employee of the Included Subsidiaries.

          "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, judicial, administrative and regulatory decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, licenses, authorizations and approvals which relate to the protection of the environment or human health or to emissions, discharges, releases or spills of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "Environmental Liabilities" shall mean any and all liabilities of or relating to the Included Subsidiaries which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statue thereto, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" of any entity shall mean any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "Excess Loss Account" shall have the meaning set forth in Treas. Reg. Sec. 1.1502-19.

          "Excluded Employees" shall mean (i) the employees (including employees on authorized leave of absence, military service or lay-off with recall rights) of Holdings and its Subsidiaries other than the Included Subsidiaries and (ii) the Transferred Employees.

          "FBNY Common Stock" shall mean the common stock of FBNY, par value $100 per share.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "FFG Benefit Arrangement" shall mean any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits (including without limitation any "fringe benefit plan", as defined in Section 6039D of the
Code) that (i) is not an FFG Employee Plan, (ii) is entered into or maintained, as the case may be, by any of the FFG Entities or any of their respective ERISA Affiliates and (iii) covers any employee or former employee of the FFG Entities.

          "FFG Common Stock" shall mean the common stock of FFG, par value $.01 per share.

          "FFG Common Stock Consideration" shall have the meaning set forth in Section 3.1(a) hereof.

          "FFG Employee Plan" means any "employee benefit plan," as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA,
(ii) is maintained, administered or contributed to by any of the FFG Entities or their respective ERISA Affiliates and (iii) covers any employee or former employee of the FFG Entities.

          "FFG Entities" shall mean FFG, SNY and FBNY and its subsidiaries.

          "FFG Plans" shall have the meaning set forth in Section 5.14.

          "FFG Preferred Stock" shall mean a new series of preferred stock of FFG to be designated the Series V Preferred Stock of FFG, the terms and conditions of which, subject to Section 3.1(c), are attached as Exhibit A hereto.

          "FFG Preferred Stock Consideration" shall have the meaning set forth in Section 3.1(a) hereof.

          "FFG Reports" shall have the meaning set forth in Section 5.15(a) hereof.

          "FFG's SEC Documents" shall have the meaning set forth in Section
5.6 hereof.

          "Final Tangible Equity" shall have the meaning set forth in
Section 3.4(a) hereof.

          "Fleet Downstate Assets" shall have the meaning set forth in
Section 3.6(g) hereof.

          "Fleet Downstate Earnings" shall have the meaning set forth in
Section 3.6(g) hereof.

          "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

          "Governmental Entity" shall mean any court, administrative agency or commission or other governmental authority or instrumentality.

          "Guaranteed Capital Notes" shall mean the $100 million outstanding principal amount of the 1982 Guaranteed Capital Notes and the $500 million outstanding principal amount of the 1988 Guaranteed Capital Notes, in each case originally issued by NatWest Capital Corporation and guaranteed by NatWest Plc, and the indentures related thereto.

          "Hazardous Substances" shall mean, but shall not be limited to, any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, friable asbestos and any substances that are defined or listed in or otherwise classified pursuant to applicable local, state or federal Environmental Laws or any substance having any constituent elements displaying any of the foregoing characteristics, regulated under Environmental Laws.

          "Holdings" shall mean NatWest Holdings Inc., a Delaware corporation.

          "Indemnitee" shall have the meaning set forth in Section 12.4 hereof.

          "Indemnitor" shall have the meaning set forth in Section 12.4 hereof.

          "Indemnity Claim" shall have the meaning set forth in Section
12.4 hereof.

          "Identified Assets" shall mean those assets set forth on Schedule
6.9 hereof.

          "Identified Transactions" shall have the meaning set forth in
Section 6.10 hereof.

          "Included Subsidiaries" shall mean the Delaware Bank, NatWest Delaware Services, NatWest Pennsylvania, NatWest Services and NBNA and its Subsidiaries.

          "Individual Account Plan" shall have the meaning set forth in
Section 10.3(a) hereof.

          "InfiNet" shall mean InfiNet Payment Systems, Inc., a Delaware corporation.

          "Interest Sensitive Securities" shall have the meaning set forth in Section 3.3(b) hereof.

          "ISRA" shall mean the New Jersey Industrial Site Recovery Act, and the regulations promulgated thereunder.

          "Junior Preferred Stock" shall have the meaning set forth in
Section 5.5(b) hereof.

          "Liability" shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "LIBOR" shall mean, as of any date, the London Interbank Offered Rate for three-month deposits as shown at 11:00 a.m. London time on such date on the display screen designated "Page 3750" by Telerate Data Service, or such other page as may replace such page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

          "Lien" shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

          "Market Area" shall have the meaning set forth in Section 3.6(f) hereof.

          "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as whole, it being understood for the purposes hereof that any reference to a Material Adverse Effect on the Included
Subsidiaries shall mean a Material Adverse Effect on all of such Persons, taken as a whole.

          "Market Value of the Rate Sensitive Portfolio" shall have the meaning set forth in Section 3.3(b) hereof.

          "Merger Consideration" shall have the meaning set forth in
Section 3.1(a) hereof.

          "Most Recent Fiscal Month End" shall mean November 30, 1995.

          "Multiemployer Plan" shall have the meaning set forth in Section 4.20(a) hereof.

          "NatWest Delaware Services" shall mean NatWest (Delaware) Consumer Services Inc., a Delaware corporation.

          "NatWest Directors" shall have the meaning set forth in Section
7.7 hereof.

          "NatWest Insurance" shall mean NatWest Insurance Agency Services, Inc., a Delaware corporation.

          "NatWest Mortgage Earnings" shall have the meaning set forth in
Section 3.6(g) hereof.

          "NatWest Pennsylvania" shall mean NatWest Pennsylvania
Corporation, a Pennsylvania corporation.

          "NatWest Services" shall mean NatWest Services, Inc., a Delaware corporation.

          "NatWest Swap Portfolio" shall have the meaning set forth in
Section 6.10 hereof.

          "NBNA Asset Sale" shall have the meaning set forth in Section 6.9 hereof.

          "NBNA Common Stock" shall mean the common stock of NBNA, par value $5 per share.

          "NBNA Securities" shall have the meaning set forth in Section 4.5(b) hereof.

          "Negotiated Prepayment Amount" shall have the meaning set forth in Section 3.6(d) hereof.

          "New Individual Account Plan" shall have the meaning set forth in
Section 10.3(b) hereof.

          "New Pension Plan" shall have the meaning set forth in Section 10.2(c) hereof.

          "OCC" shall mean the Office of the Comptroller of the Currency.

          "OCC 30-mile Approval" shall have the meaning specified in
Section 6.5(a) hereof.

          "Ongoing Swap Pool" shall have the meaning set forth in Section
6.10 hereof.

          "Operating Subsidiary Approval" shall have the meaning specified in Section 6.5(b) hereof.

          "Pension Plan" shall have the meaning set forth in Section 10.2(a) hereof.

          "Permits" shall have the meaning set forth in Section 4.17 hereof.

          "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plans" shall have the meaning set forth in Section 4.20(a) hereof.

          "Portfolio Securities" shall have the meaning set forth in
Section 3.3(b) hereof.

          "Preferred Stock" shall have the meaning set forth in Section 5.5(a) hereof.

          "Pre-Closing Dividend" shall have the meaning set forth in
Section 8.9 hereof.

          "Pro Forma Statements" shall have the meaning set forth in
Section 4.8(b) hereof.

          "Qualified Plan" shall have the meaning set forth in Section 4.20(d) hereof.

          "Rate Sensitive Portfolio" shall have the meaning set forth in
Section 3.3(b) hereof.

          "Rate Sensitive Portfolio Value" shall have the meaning set forth in Section 3.3(b) hereof.

          "Rate Sensitive Portfolio Adjustment" shall have the meaning set forth in Section 3.3(b) hereof.

          "Rate Sensitive Portfolio Value" shall have the meaning set forth in Section 3.3(b) hereof.

          "Registration Rights Agreement" shall mean the Registration Rights Agreement to be dated as of the Closing Date between FFG and Natwest Plc, in substantially the form attached as Exhibit B hereto.

          "Regulatory Agency" shall mean the Federal Reserve Board, the FDIC, the OCC, any other governmental authority charged with the supervision, regulation or insurance of banking organizations, the SEC, any state regulatory agency and any self-regulatory organization.

          "Residential Mortgage Loan" shall have the meaning set forth in
Section 3.3(b) hereof.

          "SEC" shall mean the Securities and Exchange Commission.

          "Seller Indemnified Party" shall have the meaning set forth in
Section 12.2 hereof.

          "Seller Indemnifiable Damages" shall have the meaning set forth in Section 12.2 hereof.

          "Seller Regulatory Approvals" shall mean (i) the approval of the OCC, (ii) the approval of the Delaware State Bank Commissioner and (iii) any other approvals of any other Regulatory Agency required to consummate the transactions contemplated by this Agreement and the Ancillary
Agreements.

          "Seller Stockholder Approvals" shall mean any required approval of the stockholders of NatWest Plc, Holdings, Bancorp, Bancorp NJ, NBNA and the Delaware Bank of the transactions contemplated by this Agreement and the Ancillary Agreements.

          "Seller Trademarks and Tradenames" shall have the meanings specified in Section 8.5(a) hereof.

          "Services Agreement" shall mean the Interim Services Agreement to be dated as of the Closing Date among FFG, NatWest Plc and NBNA, in substantially the form attached as Exhibit C hereto.

          "SNY" shall mean Shawmut New York Corporation, a New York corporation.

          "Standstill Agreement" shall mean the Standstill Agreement to be dated as of the Closing Date between FFG and Natwest Plc, in substantially the form attached as Exhibit C hereto.

          "Subsidiary" shall mean, with respect to any Person, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes.

          "Subsidiary Securities" shall have the meaning set forth in
Section 4.7(b) hereof.

          "Surviving Bank" shall have the meaning set forth in Section 2.1 hereof.

          "Swap Payment" shall have the meaning set forth in Section 6.10 hereof.

          "Tax" means any federal, state local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Title IV Plan" shall have the meaning set forth in Section 4.20(a) hereof.

          "Transfer Amount" shall have the meaning set forth in Section 10.2(b) hereof.

          "Transferred Assets and Liabilities" shall mean the assets and liabilities of Bancorp used or held for use primarily in the business of the Included Subsidiaries as disclosed in Schedule 4.12(d)(i) and Schedule 6.11; provided that such term shall not include (i) the capital stock,
      --------
assets and liabilities of NatWest Equity Corporation, and NatWest Leasing Corporation, (ii) the Guaranteed Capital Notes and commercial paper issued by Bancorp and, (iii) intercompany account balances.

          "Transferred Employees" shall have the meaning set forth in
Section 6.7 hereof.

          "Undiscounted Prepayment Amount" shall have the meaning set forth in Section 3.6(e) hereof.

          "Water Street Transaction" shall have the meaning set forth in
Section 6.8 hereof.


                                 ARTICLE II

                                 THE MERGER

          2.1  The Merger.  Subject to the terms and conditions of this
               ----------
Agreement, in accordance with the applicable provisions of the National
Bank Act (12 U.S.C. Sections 1 et. seq.), at the Effective Time FBNY shall be merged with and into NBNA, whereupon the separate existence of FBNY shall cease, and NBNA, as the surviving bank in the Merger (the "Surviving
Bank"), shall continue its existence under the laws of the United States under the name Fleet Bank of New York, National Association.

          2.2  Effective Time of the Merger.  (a)  Subject to the terms and
               ----------------------------
conditions hereof, on the Closing Date, the parties hereto shall cause to be filed with the OCC articles of merger (the "Articles of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of applicable law. The Merger shall become effective on the Closing Date at the time when such Articles of Merger have been so filed and the OCC issues a letter certifying the effectiveness of the Merger (the "Effective Time").

          (b) The closing (the "Closing") of the Merger shall take place at 10:00 a.m. (local time) on such date (the "Closing Date") to be specified by the parties hereto, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article XI hereof, at the offices of Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island, or at such other place or on such other date or time as the parties shall otherwise agree.

          2.3  Bank Charter.  The Articles of Association of NBNA as in
               ------------
effect at the Effective Time shall be the Articles of Association of the Surviving Bank, until thereafter amended as provided therein.

          2.4  By-Laws.  The By-Laws of NBNA as in effect at the Effective
               -------
Time shall be the By-Laws of the Surviving Bank, until thereafter amended as provided therein.

          2.5  Directors and Officers.  The directors of the Surviving Bank
               ----------------------
shall be (i) the directors of FBNY in office immediately prior to the Effective Time and (ii) the NatWest Directors, to serve in accordance with the By-Laws of the Surviving Bank and, subject to the provisions of Section 7.7, until their respective successors are duly elected or appointed and qualified. The officers of FBNY in office immediately prior to the Effective Time shall be the officers of the Surviving Bank, to serve in accordance with the By-Laws of the Surviving Bank and until their respective successors are duly appointed and qualified.

          2.6  Certain Effects of the Merger.  At the Effective Time, all
               -----------------------------
of the rights, privileges, powers, franchises, properties and assets of FBNY shall pass to and be vested in the Surviving Bank without any conveyance or other transfer and all of the debts, liabilities, obligations, restrictions, disabilities and duties of every kind and description of FBNY shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Bank.

          2.7  Conversion of Shares of NBNA Common Stock and FBNY Common
               ---------------------------------------------------------
Stock.  As of the Effective Time, by virtue of the Merger and without any
-----
action on the part of NBNA or FBNY or the holders of shares of NBNA Common Stock or FBNY Common Stock:

          (a) All shares of NBNA Common Stock held by NBNA or any Subsidiary thereof immediately prior to the Effective Time shall be canceled and retired and no payment shall be made with respect thereto.

          (b) Each share of NBNA Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired, and Bancorp NJ or its designee shall be entitled to receive the Merger Consideration.

          (c) Each share of FBNY Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $100 par value per share, of the Surviving Bank.


                                ARTICLE III

                       MERGER CONSIDERATION; PAYMENT

          3.1  Merger Consideration.  (a) Subject to the remaining
               --------------------
provisions of this Article III, at the Effective Time, NatWest Plc shall cause Bancorp NJ or its designee to surrender its certificate(s) representing the NBNA Common Stock and Bancorp NJ or its designee shall be entitled to receive cash in an amount equal to $2,700,000,000 (the "Cash Payment"); provided that FFG may determine, in its sole discretion, on not
           --------
less than 20 days written notice to NatWest Plc prior to the Closing Date, that (i) up to $175,000,000 of the Cash Payment may be made in the form of shares of FFG Common Stock (the "FFG Common Stock Consideration") and (ii) up to $300,000,000 of the Cash Payment may be made in the form of shares of FFG Preferred Stock (the "FFG Preferred Stock Consideration" and, collectively with the Cash Payment and the FFG Common Stock Consideration, the "Merger Consideration"). Notwithstanding the foregoing, if, from the date hereof to and including the Closing Date, FFG shall have issued preferred stock (other than in connection with a transaction described in writing to, and acknowledged by, NatWest Plc) in excess of $300,000,000, FFG shall not have the option to pay that portion of the Cash Payment in the form of FFG Preferred Stock which equals the amount so issued over $300,000,000.

          (b) The number of shares of FFG Common Stock, if any, to be issued on the Closing Date as provided in Section 3.1, shall be determined by the dollar amount of the Cash Payment to be paid in the form of shares of FFG Common Stock divided by the Average Closing Price of the FFG Common Stock. Such number of shares shall be rounded up to the nearest whole number of shares. Notwithstanding the provisions of Section 3.1(a), the amount of FFG Common Stock, if any, to be issued to Bancorp NJ or its designee on the Closing Date shall not exceed 4.9% of the FFG Common Stock issued and outstanding as of such date after giving effect to such issuance.

          (c) The FFG Preferred Stock, if any, to be issued on the Closing Date as provided in Section 3.1(a), shall contain such provisions as are set forth in the form of certificate of designations attached as Exhibit A, except that the dividend rate set forth therein shall be adjusted, if necessary, to a dividend rate (rounded up or down, as the case may be, to the nearest five basis points) which, after taking into consideration all other terms of the FFG Preferred Stock set forth in such certificate of designations, shall cause each share of FFG Preferred Stock to have a fair market value on a fully distributed basis equal to its stated liquidation preference; provided that in no event shall the dividend to be determined
            --------
on a basis that would cause the FFG Preferred Stock not to be included as tier 1 Capital of FFG in accordance with 12 C.F.R. Part 225, Appendix A.
As promptly as practicable after receipt of the written notice referred to in Section 3.1(a), FFG and NatWest Plc and their respective financial advisors shall meet to attempt to agree, in good faith, on the dividend rate of the FFG Preferred Stock. If agreement has not been reached between FFG and NatWest Plc and their respective financial advisors on or before the fifth day prior to the Closing Date, FFG and NatWest Plc shall (i) promptly appoint an independent nationally recognized investment banking firm to determine the dividend rate of the FFG Preferred Stock, (ii) instruct such investment banking firm to promptly proceed with its determination of such dividend rate and (iii) instruct such investment banking firm to deliver, as promptly as practicable, but in no event later than the day prior to the Closing Date, its determination of such dividend rate. The determination of such investment banking firm shall be binding on FFG and NatWest Plc. FFG and NatWest shall share equally all of the fees and expenses of such investment banking firm.

          (d) At the option of NatWest Plc, the FFG Preferred Stock may be issued in the form of depositary shares, each such depositary share representing such fraction of a share of FFG Preferred Stock as may be reasonably acceptable to FFG. In such event, FFG hereby agrees to give customary representations and warranties, at the time of issuance of any such depositary shares, with respect to such depositary shares.

          3.2  Delivery of Merger Consideration.  On the Closing Date, FFG
               --------------------------------
shall:

          (i) wire transfer the Cash Payment, in immediately available funds, to an account of Bancorp NJ or its designee, which account shall be designated in writing to FFG not less that two days prior to the Closing Date;

          (ii) if applicable, deliver one or more certificate(s) to Bancorp NJ or its designee representing the FFG Common Stock
     Consideration, registered in the name of Bancorp NJ or its designee, which name shall be designated in writing to FFG not less than two days prior to the Closing Date; and

          (iii) if applicable, deliver one or more certificate(s) to Bancorp NJ or its designee representing the FFG Preferred Stock Consideration, registered in the name of Bancorp NJ or its designee, which name shall be designated in writing to FFG not less than two days prior to the Closing Date.

          3.3  Closing Balance Sheet.  (a) As promptly as practicable, but
               ---------------------
no later than 60 days after the Closing Date, Natwest Plc will cause to be prepared and delivered to FFG (i) the Closing Balance Sheet (the "Closing Balance Sheet"), together with an unqualified report of KPMG Peat Marwick LLP thereon and (ii) a certificate based on such Closing Balance Sheet setting forth Natwest Plc's calculation of Closing Tangible Equity. The Closing Balance Sheet shall fairly present the consolidated financial position of NBNA and its Subsidiaries as at the close of business on the Closing Date (but as if the Merger had not yet become effective and disregarding any specific accruals relating solely to phantom or restricted stock which accelerate by reason of the probability of the Merger) in accordance with generally accepted accounting principles applied on a consistent basis. "Closing Tangible Equity" shall mean the consolidated stockholders' equity (excluding any adjustment for unrealized holding gains or losses with respect to available-for-sale securities pursuant to Financial Accounting Standards Board Statement No. 115) less goodwill and core deposit intangibles of NBNA and its Subsidiaries as shown on the Closing Balance Sheet, and after making the following adjustments: (i) the Rate Sensitive Portfolio Adjustment and (ii) plus an amount equal to the Swap Portfolio Adjustment.

          (b)  For purposes hereof, the "Rate Sensitive Portfolio
Adjustment" shall be determined as follows:

          (i)  Certain Sales.  (A)  From the date hereof to the Closing
               -------------
     Date, NatWest Plc, in its sole discretion, may cause NBNA to sell any of the Interest Sensitive Securities; provided that with respect to
                                           --------
     the sale of municipal securities, FFG shall have the option to participate in the bid process relating to such sale by notice to NBNA no later than 14 days after the date hereof; and

               (B) (1) From the date hereof to the Closing Date, NatWest Plc, in its sole discretion, may cause NBNA to sell any of the pools of Residential Mortgage Loans; provided that a definitive purchase and
                                    --------
     sale agreement relating to the sale of any of the Residential Mortgage Loans must be executed prior to the Closing Date and such sale must be consummated within 50 days of the Closing Date; and provided further
                                                         -------- -------
     that such Residential Mortgage Loans shall be sold (x) with servicing retained by NBNA except for non-performing Residential Mortgage Loans which may be sold servicing released, (y) except as provided in clause
     (z) below, without recourse to NBNA or any of its Subsidiaries or Affiliates and (z) pursuant to a purchase and sale agreement reasonably acceptable to FFG, which purchase and sale agreement shall include only those representations and warranties relating to the Residential Mortgage Loans that are standard in such purchase and sale agreements and which shall contain repurchase obligations that arise only in the event of a material breach of representation or warranty and failure to cure after a reasonable cure period.

               (2) As soon as practicable after the date hereof NBNA shall also prepare to sell the Residential Mortgage Loans (with servicing retained by NBNA except for non-performing Residential Mortgage Loans which shall be sold servicing released) at auction and (x) except as provided in clause (y) below, without recourse to NBNA or any of its Subsidiaries or Affiliates and (y) pursuant to a purchase and sale agreement reasonably acceptable to FFG, which purchase and sale agreement shall include only those representations and warranties relating to the Residential Mortgage Loans that are standard in such purchase and sale agreements and which shall contain repurchase obligations that arise only in the event of a material breach of representation or warranty and failure to cure after a reasonable cure period. NatWest Plc shall cause NBNA to provide the potential bidders in the auction complete information about the Residential Mortgage Loan portfolio via computer tape and give due diligence access to the loan files for at a reasonable period of time. NatWest Plc hereby covenants that all necessary legal and credit documentation will be included in such loan files. NatWest Plc also hereby covenants that all actions to prepare the Residential Mortgage Loans for sale pursuant to the auction shall be completed prior to the Closing Date. In the event that the Residential Mortgage Loans are not sold pursuant to t he provisions of subsection (B)(1) above, FFG shall cause NBNA to sell such Residential Mortgage Loans at such auction no later than 50 days following the Closing Date.

          (ii)  Determination of Rate Sensitive Portfolio Adjustment.  The
                ----------------------------------------------------
     Rate Sensitive Portfolio Adjustment shall be equal to (A) the Book Value of the Rate Sensitive Portfolio less the Market Value of the
                                           ----
     Rate Sensitive Portfolio multiplied by (B) .58 (the "Rate Sensitive Portfolio Value"). If the Rate Sensitive

     Portfolio Value is a positive number, Closing Tangible Equity shall be decreased by the Rate Sensitive Portfolio Value. If the Rate Sensitive Portfolio Value is a negative number, Closing Tangible Equity shall be increased by the Rate Sensitive Portfolio Value.

          (iii) Definitions Relating to the Determination of the Rate
                -----------------------------------------------------
     Sensitive Portfolio Adjustment.
     ------------------------------

               (A) "Market Value of the Rate Sensitive Portfolio" shall be equal to the sum of (1) the Adjusted Interest Rate Securities Value
                  ---
     and (2) the Adjusted Mortgage Loan Value.

               (B) "Adjusted Interest Rate Securities Value" shall be an amount equal to the following:

               (1) with respect to any Interest Sensitive Securities not sold pursuant to Section 3.3(b)(i)(A), an amount equal to (x) the mid-point of the bid-offer spread for the Interest Sensitive Securities offered by a mutually acceptable nationally recognized securities pricing firm, or (y) if FFG and NatWest Plc cannot agree on a securities pricing firm, the mid-point of the bid-offer spread offered for the Interest Sensitive Securities by a mutually acceptable nationally recognized securities dealer, or (z) if FFG and NatWest cannot agree on a securities dealer, the average of the mid-point of the bid-offer spread offered by three nationally recognized securities dealers for the Interest Sensitive Securities, the first to be selected by FFG, the second to be selected by Natwest Plc and the third to be selected by the first two selected securities dealers.

               (C) "Adjusted Mortgage Loan Value" shall be an amount equal to the sum of the following:

               (1) the aggregate purchase price paid for all Residential Mortgage Loans sold at auction pursuant to Section 3.3(b)(i)(B)(2); plus
                                     ----

               (2) with respect to any Residential Mortgage Loans not sold pursuant to the provisions of Section 3.3(b)(i)(B)(1) or (2), an amount determined by using similar methodology to the methodology set forth in Section 3.3(b)(C)(2).

               (D) "Book Value" shall mean the book value as of the Closing

     Date, excluding any adjustment for unrealized holding gains or losses with respect to available-for-sale securities pursuant to Financial Accounting Standards Bulletin No. 115 but inclusive of any premium or discount.

               (E) "Interest Sensitive Securities" means all securities held by NBNA or its Subsidiaries, excluding the securities agreed by the parties hereto to be unique or hard to value.

               (F) "Rate Sensitive Portfolio" shall mean the Interest Sensitive Securities and the Residential Mortgage Loans not sold pursuant to the provisions of Sections 3.3(b)(i)(A) and 3.3(b)(i)(B)(1) hereof, respectively.

               (G) "Residential Mortgage Loans" means all loans secured by one-to-four family dwellings held by NBNA or any of its Subsidiaries as of the date hereof, excluding private banking loans made in the ordinary course of business, employee loans pursuant to employee programs existing as of the date hereof which shall not be amended or changed in any manner after the date hereof and loans to moderate and low income borrowers pursuant to currently existing Community Reinvestment Act programs in place as of the date hereof, provided that NatWest Plc shall not permit any Included Subsidiary to enter into any new such program after the date hereof.

               (H) All expenses incurred in connection with the sale or valuation of the Portfolio Securities and the Residential Mortgage Loans shall be borne solely by NatWest Plc; provided that any expenses
                                                 --------
     incurred by NatWest in connection with the transactions contemplated in Subsections (B)(1) and (C)(2) hereof shall be borne equally by NatWest and FFG.

          (c) If FFG disagrees with Natwest Plc's calculation of Closing Tangible Equity delivered pursuant to Section 3.3(a), FFG may, within 60 days after delivery of the documents referred to in Section 3.3(a), deliver a notice to Natwest Plc disagreeing with such calculation and setting forth FFG's calculation of Closing Tangible Equity.

          (d)  If a notice of disagreement shall be delivered pursuant to
Section 3.3(c), FFG and Natwest Plc shall, during the 30 days following such delivery, use their best efforts to determine the amount of Closing Tangible Equity. If, during such period, Natwest Plc and FFG are unable to reach such agreement, they shall promptly thereafter cause Coopers & Lybrand or other independent accountants of nationally recognized standing reasonably satisfactory to FFG and Natwest Plc (who shall not have any material relationship with FFG or Natwest Plc), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Tangible Equity. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or Natwest Plc's calculation of Closing Tangible Equity as to which FFG has disagreed. Such independent accountants shall deliver to Natwest Plc and FFG, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Natwest Plc and FFG. The cost of such review and report shall be borne (i) by Natwest Plc if the difference between Final Tangible Equity and Natwest Plc's calculation of Closing Tangible Equity delivered pursuant to Section 3.3(a) is greater than the difference between Final Tangible Equity and FFG's calculation of Closing Tangible Equity delivered pursuant to Section 3.3(c), (ii) by FFG if the first such difference is less than the second such difference and (iii) otherwise equally by Natwest Plc and FFG.

          (e) Natwest Plc and FFG agree that they will, and agree to cause their respective independent accountants and their respective Subsidiaries to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Tangible Equity and in the conduct of the audits and reviews referred to in this Section, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

          3.4  Adjustment of Merger Consideration.  (a)  If Base Tangible
               ----------------------------------
Equity exceeds Final Tangible Equity, NatWest Plc shall cause Bancorp NJ or its designee to pay to FFG, as an adjustment to the Merger Consideration, in the manner and with interest as provided in Section 3.4(b), the amount of such excess. If Final Tangible Equity exceeds Base Tangible Equity, FFG shall pay to Bancorp NJ or its designee, in the manner and with interest as provided in Section 3.4(b), a sum (not exceeding $600 million) equal to the amount of such excess. "Final Tangible Equity" shall mean the Closing Tangible Equity (i) as shown in Natwest Plc's calculation delivered pursuant to Section 3.3(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(c), or (ii) if such a notice of disagreement is delivered, (A) as agreed by FFG and Natwest Plc pursuant to Section 3.3(e) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 3.3(e).

          (b) Any payment pursuant to Section 3.4(a) shall be made at a mutually convenient time and place within 10 days after Final Tangible Equity has been determined, by delivery by FFG or Bancorp NJ or its designee, as the case may be, of a wire transfer in immediately available funds from such party to a designated account of such other party. The amount of any payment to be made pursuant to this Section 3.4 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to LIBOR as of the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 360 days and the actual number of days elapsed.

          3.5  Legending of Securities.  Each certificate representing the FFG
               -----------------------

Common Stock and each certificate representing the FFG Preferred Stock to be issued to Bancorp NJ or its designee as part of the Merger Consideration shall bear the following legend:

     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred, sold or otherwise disposed of except while such a registration is in effect under such act and applicable state securities laws or pursuant to an exemption from registration under such act or such laws."

          3.6  Earnout.  (a)  Amount of Earnout.  In addition to the Merger
               -------        -----------------
Consideration payable in respect of the Merger, FFG shall pay or cause to be paid to NatWest Plc, in respect of each Earnout Year during the Earnout Period, cash in an amount equal to the following:

          (i) if Adjusted Net Income for such Earnout Year is $100,000,000 or less, such amount shall be equal to zero;

          (ii) if Adjusted Net Income for such Earnout Year is more than $100,000,000 but not more than $200,000,000, such amount shall be equal to the excess of Adjusted Net Income for such Earnout Year over $100,000,000;

          (iii) if Adjusted Net Income for such Earnout Year is more than $200,000,000 but not more than $300,000,000, such amount shall be equal to the sum of (A) $100,000,000 and (B) 60% of the excess of Adjusted Net Income for such Earnout Year over $200,000,000; and

          (iv) if Adjusted Net Income for such Earnout Year is more than $300,000,000, such amount shall be equal to the sum of (A)
     $160,000,000 and (B) 50% of the excess of Adjusted Net Income for such Earnout Year over $300,000,000;

provided that in no event shall the aggregate amount paid to NatWest Plc
--------
pursuant to this Section 3.6 over the Earnout Period exceed $560,000,000.

          (b)  Calculation of Earnout.  (i) As promptly as practicable, but
               ----------------------
no later than 45 days after the last day of each Earnout Year in the Earnout Period, FFG will cause to be prepared and delivered to NatWest Plc a calculation of Adjusted Net Income for such Earnout Year. No later than 10 days after the delivery of such calculation of Adjusted Net Income, NatWest Plc may, with written notice to FFG, make a written request to KPMG Peat Marwick or other independent accountants of nationally recognized standing reasonably satisfactory to NatWest Plc and FFG (who shall not have any material relationship with NatWest Plc or FFG) to prepare and deliver a report verifying such calculation, using procedures agreed upon by NatWest Plc and such independent accountants with FFG's consent (which shall not be unreasonably withheld or delayed). The cost of such report shall be borne equally by NatWest Plc and FFG. The calculation of Adjusted Net Income resulting from such report (or the calculation of Adjusted Net Income delivered by FFG, if no report is requested with written notice to FFG within 10 days after the delivery of such calculation) shall be final and binding upon NatWest Plc and FFG.

          (ii) In connection with any report requested by NatWest Plc pursuant to paragraph (i) of this subsection (b), upon reasonable notice and subject to applicable laws relating to the exchange of information, FFG will (A) give, and will cause the Surviving Bank to give, NatWest Plc, its employees and its independent accountants access during normal business hours to the offices, properties, books and records of the Surviving Bank and to the books and records of FFG relating to the Surviving Bank, (B) furnish, and will cause the Surviving Bank to furnish, to NatWest Plc, its employees and its independent accountants such financial information and data relating to the Surviving Bank as NatWest Plc, its employees or its independent accountants may reasonably request and (C) instruct the employees of FFG and the Surviving Bank to cooperate with NatWest Plc, its employees and its independent accountants in the preparation of such report.

          (c)  Earnout Payments.  On the fifth business day following the
               ----------------
delivery by FFG of a calculation of Adjusted Net Income for each Earnout Year in the Earnout Period in accordance with subsection (b) of this
Section 3.6, the cash payment required under subsection (a) of this Section
3.6 for such Earnout Year shall be due and shall be made by wire transfer, in immediately available funds, to an account of NatWest Plc or its designee, which account shall be designated in writing to FFG not less than three business days prior to the date of payment. In the event that any independent accountants' report delivered pursuant to subsection (b) of this Section 3.6 results in a calculation of Adjusted Net Income different from the calculation previously delivered by FFG, NatWest Plc and FFG agree that an appropriate adjustment shall be made to the amount paid under this subsection (c), by wire transfer of immediately available funds, no later than the fifth business day following the delivery of such independent accountants' report.

          (d)  Optional Prepayment of Earnout.  FFG shall have the option
               ------------------------------
at any time during the Earnout Period, upon five business days' prior written notice to NatWest Plc, to pay or cause to be paid to NatWest Plc cash equal to the Negotiated Prepayment Amount. On the date specified in such notice, such cash payment shall be made by wire transfer, in immediately available funds, to an account of NatWest Plc or its designee, which account shall be designated in writing to FFG not less than three business days prior to the date of payment. Upon the making of such payment, FFG shall be deemed to have satisfied in full its obligations under this Section 3.6.

          For purposes of this subsection (d), "Negotiated Prepayment Amount" means an amount to be agreed by NatWest Plc and FFG.

          (e)  Mandatory Prepayment of Earnout.  If any one or more of the
               -------------------------------
following events shall occur and be continuing for any reason whatsoever:

          (i)  FFG shall fail, within the period specified in subsection
     (b) of this Section 3.6, to cause to be prepared and delivered to NatWest Plc a calculation of Adjusted Net Income for any Earnout Year for 30 days after notice of such failure has been given to FFG by NatWest Plc;

          (ii) FFG shall fail to pay or cause to be paid to NatWest Plc when due any amount payable under this Section 3.6;

          (iii) FFG shall fail to observe or perform any covenant set forth in this Section 3.6 for 90 days after notice of such failure has been given to FFG by NatWest Plc;

          (iv) the Average Tier 1 Leverage Ratio of the Surviving Bank shall be less than 4.00% for any Earnout Year;

          (v) FFG or the Surviving Bank shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (vi) an involuntary case or other proceeding shall be commenced against FFG or the Surviving Bank seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against FFG or the Surviving Bank under the federal bankruptcy laws as now or hereafter in effect;

          (vii) from and after January 1, 2000, (A) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange

     Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said
     Act) of 25% or more of the outstanding shares of common stock of FFG or (B) during any period of 12 consecutive calendar months, individuals who were incumbent directors of FFG on the first day of such period (together with individuals recommended by such incumbent directors for election to succeed such incumbent directors) shall cease to constitute a majority of the board of directors of FFG; or, from and after the Closing Date, either of (A) or (B) shall have occurred as a result of (x) a publicly disclosed unsolicited acquisition proposal made to FFG by any Person or (y) a tender offer for the outstanding common stock of FFG pursuant to which the board of directors of FFG does not initially recommend in FFG's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that stockholders tender their common stock;

          (viii) from and after January 1, 2000, FFG shall either (A) consolidate or merge with or into any other Person (other than pursuant to a consolidation or merger pursuant to which the common stockholders of FFG immediately prior to the effective time of such consolidation or merger own a majority of the issued and outstanding common stock of the surviving corporation immediately after such effective time) or (B) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of FFG and its Subsidiaries, taken as a whole, to any other Person; or, from and after the Closing Date, either of (A) or (B) shall have occurred as a result of (x) a publicly disclosed unsolicited acquisition proposal made to FFG by any Person or (y) a tender offer for the outstanding common stock of FFG pursuant to which the board of directors of FFG does not initially recommend in FFG's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that stockholders tender their common stock; or

          (ix) the Surviving Bank shall (A) consolidate or merge with or into any other Person (including any Affiliate of FFG) or (B) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Surviving Bank to any other Person (including any Affiliate of FFG);

then NatWest Plc may, by written notice to FFG, require FFG immediately to pay or cause to be paid to NatWest Plc cash equal to the Undiscounted Prepayment Amount and, on the date specified in such notice, such cash payment shall be made by wire transfer, in immediately available funds, to an account of NatWest Plc or its designee, which account shall be designated in such notice; provided that in the case of the events
                           --------
specified in clause (v) or (vi) above with respect to FFG, without any notice to FFG or any other action by NatWest Plc, the Undiscounted Prepayment Amount shall become immediately due and payable to NatWest Plc; and provided further that in the case of the events specified in clause
    -------- -------
(vii), (viii) or (ix) above, FFG shall be required to pay or cause to be paid the Discounted Prepayment Amount in lieu of the

Undiscounted Prepayment Amount. NatWest Plc agrees that its sole remedy upon the occurrence and continuance of any of the foregoing events shall be the receipt of the Undiscounted Prepayment Amount or the Discounted Prepayment Amount, as the case may be.

          For purposes of this subsection (e), "Discounted Prepayment Amount" means, at any time during any Earnout Year set forth below, the Undiscounted Prepayment Amount at such time multiplied by the discount rate set forth opposite such Earnout Year:

               Earnout Year             Rate
               ------------             ----

               ending in 1997           0.85
               ending in 1998           0.92
               ending in 1999           0.95
               ending thereafter        1.00

          For purposes of this subsection (e), "Undiscounted Prepayment Amount" means, at any time, the excess of (i) $560,000,000 over (ii) the sum of all amounts paid to NatWest Plc under this Section 3.6 prior to such time.

          (f)  Certain Covenants of FFG.  FFG agrees that, during the
               ------------------------
period beginning on the Closing Date and ending on the last day of the Earnout Period:

          (i) all interest-earning assets acquired by FFG and its Subsidiaries that would, consistent with FFG's past practices, be attributed to the Market Area shall be recorded on the books of the Surviving Bank; provided that interest-earning assets related to any
                     --------
     credit cards issued by FFG and its Subsidiaries shall be recorded on the books of the Surviving Bank to the extent such credit cards have a billing address in the Market Area;

          (ii) all deposits and customer relationships (including, without limitation, core deposit relationships) acquired by FFG and its Subsidiaries that would, consistent with FFG's past practices, be attributed to the Market Area shall be for the benefit of and, as appropriate, shall be recorded on the books of the Surviving Bank;

          (iii) the interest rate sensitivity position of the Surviving Bank shall be maintained on a basis consistent, in all material respects, with FFG's asset/liability management policy as in effect from time to time; provided that the assets and liabilities of the
                        --------
     Surviving Bank shall be managed so that the Surviving Bank is not materially more interest rate sensitive than any other bank Subsidiary of FFG;

          (iv) Actual Corporate Overhead Expenses shall be the only corporate overhead and operating expenses allocated to the Surviving Bank and, in any event, shall be allocated to the Surviving Bank on a basis at least as favorable to the Surviving Bank as the basis on which corporate overhead and operating expenses are allocated to any other Subsidiary of FFG from time to time; and

          (v) FFG shall, within 45 days after the end of each fiscal quarter of the Surviving Bank during the Earnout Period, furnish NatWest Plc with its customary quarterly management financial package for the Surviving Bank, which shall include the Surviving Bank's Consolidated Report of Condition and Income (Call Report) for such fiscal quarter.

          Together with each delivery of a calculation of Adjusted Net Income pursuant to subsection (b) of this Section 3.6, FFG shall deliver a certificate of its chief financial officer or corporate controller certifying compliance with the covenants set forth in this subsection (f).

          For purposes of this subsection (f), "Market Area" means the State of New Jersey, the City of New York and the Counties of Nassau, Rockland, Suffolk and Westchester in the State of New York.

          (g)  Definition of Adjusted Net Income.  For purposes of this
               ---------------------------------
Section 3.6, "Adjusted Net Income" means, for any Earnout Year, the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year, after all expenses and other proper charges, including income and franchise taxes, determined in accordance with Current GAAP applied on a basis consistent with the FFG accounting policies and procedures set forth in Schedule 3.6, with the following special provisions (i) through (x) to be applied in lieu of Current GAAP.

          (i) If, for any Earnout Year, the Average Tier 1 Leverage Ratio is less than 6.50% or Average Common Equity is less than $1,900,000,000, then (A) the amount of additional Average Tier 1 Capital that would be necessary for the Average Tier 1 Leverage Ratio to equal 6.50% for such Earnout Year or (B) the amount of additional Average Common Equity that would be necessary for Average Common Equity to equal $1,900,000,000 for such Earnout Year, whichever of (A) or (B) is greater, shall be deemed, for purposes of calculating Adjusted Net Income for such Earnout Year, to be invested capital of the Surviving Bank earning interest (on a before-tax basis) at the rate per annum equal to the sum of (x) the average of the five-year Treasury bill rate on the last day of each fiscal quarter during such Earnout Year plus (y) 0.50%.

          (ii) For purposes of calculating Adjusted Net Income for any Earnout Year, the provision for loan losses of the Surviving Bank for such Earnout Year (on a before-tax basis) shall be deemed to equal the excess (whether positive or negative) of (A) the aggregate charge-offs (net of recoveries) of the Surviving Bank for such Earnout Year over (B) the aggregate charge-offs (net of recoveries) in respect of the Fleet Downstate Assets; provided that for purposes of calculating Adjusted Net Income
             --------
     for each of the first three Earnout Years in the Earnout Period, the provision for loan losses of the Surviving Bank for such Earnout Year (on a before-tax basis) shall be deemed to equal the foregoing amount plus (x) in the case of the first Earnout Year in the Earnout Period,
     ----
     $20,000,000, (y) in the case of the second Earnout Year in the Earnout Period, $30,000,000, and (z) in the case of the third Earnout Year in the Earnout Period, $30,000,000.

          "Fleet Downstate Assets" means the loans and leases set forth in a schedule to be delivered by FFG on the Closing Date.

          (iii) For purposes of calculating Adjusted Net Income for any Earnout Year, net losses of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year (on a before-tax basis) that are fairly attributable to any Excluded Business Line (including, without limitation, corporate overhead and operating expenses) shall be excluded from the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year.

          "Excluded Business Line" means, in any Earnout Year, any new line of business acquired or established by the Surviving Bank after the Closing Date that (A) was not engaged in by the Surviving Bank immediately after giving effect to the Merger and is not engaged in generally by other Subsidiaries of FFG and (B) has fairly attributable to it a net loss for such Earnout Year (including, without limitation, corporate overhead and operating expenses) in excess of $25,000,000 (on a before-tax basis).

          (iv) For purposes of calculating Adjusted Net Income for any Earnout Year, Fleet Downstate Earnings for such Earnout Year shall be deducted from the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year.

          "Fleet Downstate Earnings" means, for any Earnout Year, the product of (i) Fleet Downstate Earnings for the previous Earnout Year times (ii) a percentage, which shall be the sum of 100% and the Downstate Growth Factor for such Earnout Year; provided that, subject
                                                    --------
     to the following paragraph, Fleet Downstate Earnings for the first Earnout Year in the Earnout Period shall be deemed to be $25,000,000.

          As promptly as possible, but no later than 60 days after the Closing Date, FFG will cause to be prepared and delivered to NatWest Plc a recalculation of the amount of deemed Fleet Downstate Earnings for the first Earnout Year in the

     Earnout Period from then-current financial information (including, without limitation, yields on the Fleet Downstate Assets and rates on the Fleet Downstate Liabilities), using the same assumptions and methodology as used by FFG for the initial calculation of such amount. No later than 10 days after the delivery of such recalculation, NatWest Plc may, with written notice to FFG, make a written request to KPMG Peat Marwick or other independent accountants of nationally recognized standing reasonably satisfactory to NatWest Plc and FFG (who shall not have any material relationship with NatWest Plc or FFG) to prepare and deliver a report verifying such recalculation, using the same assumptions and methodology as used by FFG for the initial calculation of deemed Fleet Downstate Earnings for the first Earnout Year in the Earnout Period and any other procedures agreed upon by NatWest Plc and such independent accountants with FFG's consent (which shall not be unreasonably withheld or delayed). The cost of such report shall be borne equally by NatWest Plc and FFG. The recalculation of the amount of deemed Fleet Downstate Earnings for the first Earnout Year in the Earnout Period resulting from such report (or the recalculation of such amount delivered by FFG, if no report is requested with written notice to FFG within 10 days after the delivery of such recalculation) shall be final and binding upon NatWest Plc and FFG and, in the event that such recalculation results in an amount that is more than $5,000,000 higher or lower than $25,000,000, NatWest Plc and FFG agree that Fleet Downstate Earnings for the first Earnout Year in the Earnout Period shall be deemed to be such higher or lower amount.

          "Fleet Downstate Liabilities" means the deposits and other obligations set forth in a schedule to be delivered by FFG on the Closing Date.

          "Downstate Growth Factor" means, for any Earnout Year, a percentage equal to the lesser of (i) 5% and (ii) the percentage change (whether positive or negative) in the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year as compared to the previous Earnout Year, in each case determined in accordance with Current GAAP.

          (v) For purposes of calculating Adjusted Net Income for any Earnout Year, NatWest Mortgage Earnings for such Earnout Year shall be added to the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year.

          "NatWest Mortgage Earnings" means, for any Earnout Year set forth below, the amount set forth opposite such Earnout Year:

               Earnout Year             Amount
               ------------             ------

               ending in 1997         $ 4,400,000
               ending in 1998         $ 5,600,000
               ending in 1999         $ 7,100,000
               ending in 2000         $ 8,500,000
               ending in 2001         $ 9,800,000
               ending in 2002         $11,300,000
               ending in 2003         $13,000,000
               ending in 2004         $15,000,000

          (vi) For purposes of calculating Adjusted Net Income for any Earnout Year set forth below, (i) Actual Corporate Overhead Expenses of the Surviving Bank or any of its consolidated Subsidiaries for such Earnout Year (on a before-tax basis) shall be excluded from the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year and (ii) corporate overhead expenses charged to the Surviving Bank for such Earnout Year shall be deemed to be the lesser of (x) the amount set forth opposite such Earnout Year and (y) the amount of Actual Corporate Overhead Expenses of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year (on a before-tax basis) and, in either case, such amount shall be included in the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year:

               Earnout Year             Amount
               ------------             ------

               ending in 1997         $320,000,000
               ending in 1998         $253,000,000
               ending in 1999         $244,000,000
               ending in 2000         $247,000,000
               ending in 2001         $254,000,000
               ending in 2002         $265,000,000
               ending in 2003         $275,000,000
               ending in 2004         $286,000,000

          (vii) For purposes of calculating Adjusted Net Income for any Earnout Year, an amount shall be added to the consolidated net income of the Surviving Bank and its consolidated Subsidiaries equal (on a before-tax basis) to 1.25% of the excess, if any, of (x) the amount set forth below opposite such Earnout Year over (y) the daily average net balance of the residential mortgage loan portfolio of the Surviving Bank and its consolidated Subsidiaries for such Earnout
     Year:

               Earnout Year             Amount
               ------------             ------

               ending in 1997         $3,000,000,000
               ending in 1998         $2,200,000,000
               ending in 1999         $2,000,000,000
               ending in 2000         $1,900,000,000
               ending in 2001         $1,800,000,000
               ending in 2002         $1,800,000,000
               ending in 2003         $1,700,000,000
               ending in 2004         $1,600,000,000

          (viii) For purposes of calculating Adjusted Net Income for any Earnout Year, to the extent the net loss (if any) of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year resulting from all nonrecurring items not in the normal course of business (other than one-time charges related to the Merger) exceeds $25,000,000 (on a before-tax basis), the amount of such excess shall be reversed and added to the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year.

          (ix) For purposes of calculating Adjusted Net Income for any Earnout Year set forth below, one-time charges of the Surviving Bank related to the Merger for such Earnout Year (on a before-tax basis) shall be deemed to be the lesser of (x) the amount set forth opposite such Earnout Year and (y) actual one-time charges of the Surviving Bank related to the Merger for such Earnout Year (on a before-tax basis):

               Earnout Year             Amount
               ------------             ------

               ending in 1997         $24,000,000
               ending in 1998         $ 9,000,000
               ending in 1999         $ 9,000,000
               ending in 2000         $ 9,000,000
               ending in 2001         $ 9,000,000
               ending in 2002         $ 9,000,000
               ending in 2003         $ 9,000,000
               ending in 2004         $    -0-

          (x) Expenses for income and franchise taxes in respect of any Earnout Year shall be calculated in accordance with Current GAAP applied on a basis consistent with the FFG accounting policies and procedures set forth in Schedule 3.6, as if such calculations were being made on a stand alone basis with respect to the consolidated group consisting of the Surviving Bank and its consolidated

     Subsidiaries; provided that the dollar effect of each of the foregoing
                   --------
     special provisions (i) through (iii) and (vi) through (ix) on the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year shall be adjusted for applicable income and franchise taxes by multiplying such dollar effect (whether positive or negative) by 60%.

          (h)  Additional Definitions.  For purposes of this Section 3.6,
               ----------------------
the following terms shall have the following meanings:

          "Actual Corporate Overhead Expenses" means (a) all corporate overhead and operating expenses allocated to the Surviving Bank by Fleet Services Corp. ("FSC"), Fleet Corporate Administration ("FCA") (a division of FSC) or any Subsidiary or division of FFG succeeding to the operations of FSC or FCA and (b) any corporate management fee allocated to the Surviving Bank by FFG.

          "Average Common Equity" means, for any Earnout Year, the monthly average common equity of the Surviving Bank during such Earnout Year, determined in accordance with Current GAAP.

          "Average Tier 1 Capital" means, for any Earnout Year, the monthly average tier 1 capital of the Surviving Bank during such Earnout Year, determined in accordance with 12 C.F.R. Part 3, Appendix A, Section 2, as in effect on the date hereof.

          "Average Tier 1 Leverage Ratio" means, for any Earnout Year, the ratio, expressed as a percentage, of (i) Average Tier 1 Capital for such Earnout Year to (ii) the excess of (x) the average total assets of the Surviving Bank during such Earnout Year (as derived from the Surviving Bank's Consolidated Reports of Condition and Income (Call Reports) for such Earnout Year) over (y) goodwill and other intangible assets of the Surviving Bank (to the extent such assets are required to be deducted from tier 1 capital pursuant to 12 C.F.R. Part 3, Appendix A, Section 2, as in effect on the date hereof) at the end of such Earnout Year.

          "Current GAAP" means United States generally accepted accounting principles as in effect on the date hereof.

          "Earnout Period" means (i) if the Closing Date is on or before June 30, 1996, the period beginning on July 1, 1996 and ending on June 30, 2004 or (ii) if the Closing Date is after June 30, 1996, the period beginning on the first day of the fiscal quarter immediately following the Closing Date (the "Earnout Commencement Date") and ending on the day immediately preceding the eighth anniversary of the Earnout Commencement Date.

          "Earnout Year" means (i) if the Closing Date is on or before June 30, 1996, any period of four consecutive fiscal quarters ending on June 30 or (ii) if the Closing Date is after June 30, 1996, any period of four consecutive fiscal quarters ending on the day immediately preceding an anniversary of the Earnout Commencement Date.


                                 ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF NATWEST PLC

          Natwest Plc hereby represents and warrants to FFG, as of the date hereof and as of the Closing Date, as follows:

          4.1  Corporate Existence and Power.  (a)  NatWest Plc is a public
               -----------------------------
limited company duly organized and validly existing under the laws of England. Each of Holdings, Bancorp and Bancorp NJ is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority, and has all material governmental licenses, authorizations, permits, consents and approvals required, to own or lease all of its properties and assets and to carry on its business as now conducted.

          (b) NBNA is a bank duly incorporated, validly existing and in good standing under the laws of the United States and has all powers and authority, and has all governmental licenses, authorizations, permits, consents and approvals required, to own or lease all of its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Included Subsidiaries. Natwest Plc has heretofore delivered to FFG true and complete copies of the articles of association and bylaws of NBNA as currently in effect.

          (c) The minute books of Holdings, Bancorp, Bancorp NJ and the Included Subsidiaries accurately reflect in all material respects all corporate actions held or taken since January 1, 1994 of their respective stockholders and Boards of Directors (including committees thereof).

          4.2  Corporate Authorization.  (a)  The execution, delivery and,
               -----------------------
subject only to receipt of the Seller Regulatory Approvals and the Seller Stockholder Approvals, performance by Natwest Plc of this Agreement and each Ancillary Agreement to which NatWest Plc is a party are within its corporate powers and have been duly authorized by all necessary corporate action on the part of Natwest Plc, and no other corporate proceedings on the part of Natwest Plc are required to authorize the execution and delivery by NatWest Plc of this Agreement or any of the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by Natwest Plc of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Natwest Plc and constitutes, and when executed and delivered each Ancillary Agreement to which Natwest Plc is a party will constitute, a valid and binding agreement of Natwest Plc, enforceable in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the enforceability of equitable remedies may be limited by equitable principles of general applicability.

          (b) To the extent the transactions contemplated hereby or by any Ancillary Agreement require any corporate action on the part of Holdings, Bancorp or Bancorp NJ, such action is within the corporate power and authority of Holdings, Bancorp and Bancorp NJ, as the case may be.

          4.3  Consents and Approvals.  The execution, delivery and
               ----------------------
performance by Natwest Plc of this Agreement and each Ancillary Agreement to which it is a party require no action by or in respect of, or filing with, or consent of any Governmental Entity or any third party other than
(i) the Seller Regulatory Approvals, (ii) the Seller Stockholder Approvals and (iii) any such action or filing as to which the failure to make, or any such consent as to which the failure to obtain, would not, individually or in the aggregate, have a Material Adverse Effect on the Included Subsidiaries.

          4.4  Non-Contravention.  The execution, delivery and performance
               -----------------
by Natwest Plc of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the memorandum or articles of association of the Delaware Bank, NBNA or NatWest Plc or the certificate of incorporation or bylaws of Holdings, Bancorp, Bancorp NJ, NatWest Insurance or any of the Included Subsidiaries (other than NBNA and the Delaware
Bank), (ii) assuming compliance with the matters referred to in Section 4.3, violate any material law, statute, code, ordinance, rule, regulation, judgment, injunction, order or decree applicable to Holdings, Bancorp, Bancorp NJ, NatWest Insurance or any of the Included Subsidiaries or their respective properties or assets, (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any termination or right of termination, cancellation or acceleration of any right or obligation of Holdings, Bancorp, Bancorp NJ, NatWest Insurance or any of the Included Subsidiaries or a loss of any benefit to which Holdings, Bancorp, Bancorp NJ, NatWest Insurance or any of the Included Subsidiaries is entitled to under any agreement or other instrument or obligation to which Holdings, Bancorp, Bancorp NJ, Holdings, Bancorp, Bancorp NJ, NatWest Insurance or NatWest Insurance any of the Included Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or any license, franchise, permit or other similar authorization held by Holdings, Bancorp, Bancorp NJ, Holdings,

Bancorp, Bancorp NJ, NatWest Insurance or NatWest Insurance or any of the Included Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Holdings, Bancorp, Bancorp NJ, NatWest Insurance or any of the Included Subsidiaries except, in the case of clauses (iii) and
(iv), to the extent that any such violation, default, right, loss or Lien would not, individually or in the aggregate, have a Material Adverse Effect on the Included Subsidiaries.

          4.5  Capitalization.  (a)  The authorized capital stock of NBNA
               --------------
consists of 10,000,000 shares of NBNA Common Stock. As of the date hereof, there are issued and outstanding 9,129,743 shares of NBNA Common Stock.

          (b)  All of the issued and outstanding shares of NBNA Common
Stock have been duly authorized and validly issued and are fully paid and (except to the extent set forth in 12 U.S.C. Sec. 55) non-assessable and free of pre-emptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in this Section 4.5, as of the date hereof there are no outstanding (i) shares of capital stock or voting securities of NBNA, (ii) securities of or other ownership interests in NBNA convertible into or exchangeable for shares of capital stock or voting securities of or other ownership interests in NBNA or (iii) options, warrants, calls or other rights, agreements, commitments of any character to acquire from Natwest Plc or any of its Subsidiaries, or other obligations of Natwest Plc or any of its Subsidiaries, to issue any capital stock or other voting securities or ownership interests in, or securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in NBNA (the items in clauses (i), (ii) and (iii) being referred to collectively as the "NBNA Securities"). There are no outstanding obligations of NBNA or any of its Subsidiaries to repurchase, redeem or otherwise acquire any NBNA Securities.

          4.6  Ownership of Shares.  As of the date hereof, Bancorp NJ is
               -------------------
the record and beneficial owner of the NBNA Common Stock, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the NBNA Common Stock other than pursuant to generally applicable regulatory requirements).

          4.7  Subsidiaries.  (a)  Delaware Bank is a duly organized and
               ------------
validly existing bank in good standing under the laws of the State of
Delaware.   Delaware Bank has all powers and authority and has all
licenses, authorizations, permits, consents and approvals required to own or lease all of its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Included Subsidiaries. To the extent the transactions contemplated hereby require any corporate action on the part of the Delaware Bank, such action is within its corporate power and authority. Each Included Subsidiary (other than the Delaware Bank and NBNA) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and authority and has all licenses, authorizations, permits, consents and approvals required to own or lease all of its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Included Subsidiaries. Except as disclosed in writing to, and acknowledged by, FFG, each Included Subsidiary (other than the Delaware Bank and NBNA) is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such licensing or qualification is necessary, except for those jurisdictions where failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Included Subsidiaries. All Included Subsidiaries (other than NBNA and the Delaware Bank) and their respective jurisdictions of incorporation are identified on Schedule 4.7.

          (b) Except as disclosed in Schedule 4.7, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Included Subsidiary (other than NBNA) are validly issued, fully paid and non-assessable and are free of pre-emptive rights with no personal liability attaching thereto and are owned by Holdings, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests other than pursuant to generally applicable regulatory requirements). There are no outstanding (i) securities of any of the Included Subsidiaries (other than NBNA) convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Included Subsidiaries (other than NBNA) or (ii) options, warrants, calls or other rights, agreements, commitments of any character to acquire from NatWest Plc, Holdings or any of its Subsidiaries, or other obligation of NatWest Plc, Holdings or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Included Subsidiary (other than NBNA) (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of Holdings or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

          4.8  Financial Statements.  (a) The consolidated balance sheet of
               --------------------
Holdings and its Subsidiaries as of December 31, 1992, December 31, 1993 and December 31, 1994 and the related consolidated statements of income and cash flows for each of the years ended December 31, 1992, December 31, 1993 and December 31, 1994, in each case accompanied by the audit report of KPMG Peat Marwick, and the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of March 31, 1995, June 30, 1995, and September 30, 1995, and the related consolidated statements of income for the three months, six months and nine months ended March 31, 1995, June 30, 1995, and September 30, 1995, respectively, previously delivered to FFG, present fairly in all material respects the consolidated financial position of Holdings and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in consolidated financial position for the periods then ended in conformity with GAAP (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The books and records of Holdings and its Subsidiaries have been at all times, and are currently being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

          (b) The Balance Sheet and the related unaudited pro forma consolidating statements of income and cash flows for nine-month period ended September 30, 1995, previously delivered to FFG (the "Pro Forma Statements") present fairly in all material respects the pro forma consolidating financial position of the Included Subsidiaries and the Transferred Assets and Liabilities as of the date thereof and the pro forma consolidated results of operations and changes in financial position for the period then ended in conformity with GAAP (subject to normal year-end adjustments).

          4.9  Absence of Certain Changes or Events.  Except as disclosed
               ------------------------------------
in Schedule 4.9, as reflected in the Pro Forma Statements or as contemplated by this Agreement, since June 30, 1995, the businesses of Bancorp and its Subsidiaries have been conducted in the ordinary course consistent with past practices and there has not been:

          (i) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on the Included Subsidiaries, other than any resulting from or attributable to (A) the transactions contemplated by this Agreement and (B) changes in general conditions (including laws and regulations) applicable to the banking industry or general economic conditions that, in either case, have not had a materially more adverse effect on the Included Subsidiaries, taken as a whole, than on similar banking organizations;

          (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of capital stock of the Included Subsidiaries (other than in connection with or relating to the Dividend Excluded Transactions) or any repurchase, redemption or other acquisition by Holdings or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, any of the Included Subsidiaries;

          (iii) any change in the credit policies or procedures of any of the Included Subsidiaries, the effect of which change was or is to make any such policy or procedure less restrictive in any material respect;

          (iv) any incurrence, assumption or guarantee by any of the Included Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (v) any transaction or commitment made, or any contract or agreement entered into, by any of the Included Subsidiaries relating to their respective assets or businesses (including the acquisition or disposition of any assets) or any relinquishment by any of the Included Subsidiaries of any contract or other right, in either case, material to the Included Subsidiaries, taken as a whole, other than those contemplated by the Ancillary Agreements;

          (vi) any change in any method of accounting or accounting practice by any of Bancorp and its Subsidiaries, except (i) for any such change after the date hereof required by reason of a concurrent change in GAAP and (ii) with respect to the reclassification of certain securities from held to maturity to held for sale during the Financial Accounting Standards Board Statement No. 115 window period and certain changes in the application of Financial Accounting Standards Board Statement No. 91 as it relates to consumer loans; or

          (vii) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of any of the Included Subsidiaries (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to, or any contract to make or grant any severance or termination pay entered into with, any director, officer or employee of any of the Included Subsidiaries, (C) increase in compensation, wages, salaries, pension or other benefits payable to any director, officer or employee of any of the Included Subsidiaries, except in the ordinary course of business consistent with past practice, or (D) payment of any bonus other than in the ordinary course of business consistent with past practice.

          4.10 No Undisclosed Material Liabilities.   There are no
               -----------------------------------
liabilities of any of the Included Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and whether due or to become due, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

          (b)  liabilities disclosed in Schedule 4.10; and

          (c) other undisclosed liabilities which, individually or in the aggregate, are not material to the Included Subsidiaries, taken as a whole.

          4.11 Intercompany Accounts.  Schedule 4.11 contains a list of all
               ---------------------
intercompany balances as of the Balance Sheet Date between Natwest Plc and its Affiliates, on the one hand, and the Included Subsidiaries, on the other hand, other than bank deposits. Since the Balance Sheet Date, there has not been any accrual of liability by any of the Included Subsidiaries to Natwest Plc or any of its Affiliates or other transaction between any of the Included Subsidiaries and Natwest Plc and any of its Affiliates, except
(i) bank deposits, (ii) as disclosed in Schedule 4.11 or (iii) as contemplated by this Agreement.

          4.12 Material Contracts.  (a) Except as disclosed in Schedule
               ------------------
4.12, none of the Included Subsidiaries is a party to or bound by, and the Transferred Assets and Liabilities do not include:

          (i) any lease of real property providing for annual rentals payable of $100,000 or more;

          (ii) any agreement for the purchase or rental of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by any of the Included Subsidiaries of $1,000,000 or more or (B) aggregate payments by any of the Included Subsidiaries of $5,000,000 or more;

          (iii) any sales, distribution or other similar agreement providing for the sale by any of the Included Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Subsidiaries of $1,000,000 or more or (B) aggregate payments to any of the Included Subsidiaries of $5,000,000 or more;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to indebtedness of any of the Included Subsidiaries for borrowed money with an aggregate outstanding principal amount in excess of $5,000,000 other than (A) bank deposits or (B) indebtedness with an original maturity of less than one year;

          (vii)  any agreement that prohibits any of the Included
     Subsidiaries from competing in any line of business or with any Person or in any area or which would so prohibit any of the Included Subsidiaries after the Closing Date; or

          (viii)  any agreement with Natwest Plc or an Affiliate of Natwest Plc.

          (b) Natwest Plc has previously delivered to FFG true and correct copies of all agreements set forth on Schedule 4.12, other than leases providing for annual rentals payable of less than $500,000, true and correct copies of which shall be delivered upon request to FFG as promptly as practicable after the date of such request. Each contract, arrangement, commitment or understanding set forth on Schedule 4.12 is referred to herein as a "Company Contract", and none of NatWest Plc, Bancorp or any of its Subsidiaries knows of, or has received written notice of, any violation of any of the Company Contracts by any of the other parties thereto which, individually or in the aggregate, would have a Material Adverse Effect on the Included Subsidiaries.

          (c) (i) Each Company Contract is valid and binding and in full force and effect, (ii) each of the Included Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on the Included Subsidiaries and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any of the Included Subsidiaries under any such Company Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on the Included Subsidiaries.

          (d) (i) Each Bancorp Agreement is valid and binding and in full force and effect, (ii) Bancorp has in all material respects performed all obligations required to be performed by it to date and each such contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on the Included Subsidiaries, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Bancorp under any such contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on the Included Subsidiaries.

          4.13 Litigation.  (a)  Except as disclosed in writing to, and
               ----------
acknowledged by, FFG, none of NatWest Plc or Holdings or any of its Subsidiaries is a party to, nor is there pending against, or to the knowledge of any of NatWest Plc, Holdings or any of the Included Subsidiaries threatened against, any of the Included Subsidiaries or any of their respective properties or assets, any action, suit, investigation or administrative, arbitral or other proceeding, claim or governmental or regulatory investigation at law or in equity or before any court or arbitrator or any Governmental Entity, in which there is a reasonable probability of an adverse decision which would reasonably be expected to have a Material Adverse Effect on the Included

Subsidiaries, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Ancillary Agreements.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed on any of NatWest Plc or Holdings or any of its Subsidiaries or the assets of any of NatWest Plc or Holdings or any of its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect on the Included Subsidiaries.

          4.14 Compliance with Laws.  Except as disclosed in writing to,
               --------------------
and acknowledged by, FFG, none of NatWest Plc or Holdings or any of its Subsidiaries is in violation of, or in default in any respect under, any applicable law, statute, rule, regulation, policy, guideline, judgment, injunction, order or decree, except for violations and defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Included Subsidiaries, and none of Holdings, Bancorp or any of its Subsidiaries knows of, or has received written notice of, and none of the responsible Senior Vice Presidents, or Vice Presidents responsible for compliance, of Holdings, Bancorp or any of its Subsidiaries has received oral notice of, any material violations or defaults relating to the Included Subsidiaries of any of the above.

          4.15 Properties.  The Included Subsidiaries have good title to,
               ----------
or in the case of leased property have valid leasehold interests in, all personal property and assets (whether tangible or intangible) reflected on the Balance Sheet and owned by such Included Subsidiaries or acquired after the Balance Sheet Date, except for property and assets sold, repaid or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practices. The Included Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased real property have valid leasehold interests in, all real property reflected on the Balance Sheet and owned by such Included Subsidiaries or acquired after the Balance Sheet Date, except for real estate acquired upon foreclosure and any such real property sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets (whether real or personal) is subject to any Liens, except:

          (i)  Liens disclosed on the Balance Sheet;

         (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

        (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

          4.16 Insurance Coverage.  Natwest Plc has furnished to FFG a list
               ------------------
of, and true and complete copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Included Subsidiaries. All premiums payable under all such policies and bonds have been paid and Holdings and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Such policies and bonds provide coverage that is of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Included Subsidiaries.

          4.17 Licenses and Permits.  Schedule 4.17 correctly describes
               --------------------
each material license, franchise, permit or other similar authorization affecting, or relating in any way to, the assets or businesses of the Included Subsidiaries (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as disclosed in
Schedule 4.17 and except as disclosed in writing to, and acknowledged by, FFG, such Permits are valid and in full force and effect, each of the Included Subsidiaries is in full compliance with the material terms of all Permits and none of the Permits will be terminated or impaired or become terminable or impaired, in whole or in part, as a result of the transactions contemplated hereby or by the Ancillary Agreements.

          4.18 Finders' Fees.  Except for Goldman, Sachs & Co., whose fees
               -------------
and expenses will be paid by Natwest Plc, there is no investment banker, broker, finder or other intermediary which has been retained by Natwest Plc or any of its Subsidiaries, or any of their respective officers or directors, or is authorized to act on behalf of Natwest Plc or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

          4.19 Labor Matters.  Holding and its Subsidiaries are in
               -------------
compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect on the Included Subsidiaries. There is no unfair labor practice complaint pending or, to the knowledge of any of Natwest Plc, Holdings or any of its Subsidiaries, threatened against any of the Included Subsidiaries before the National Labor Relations Board. None of Bancorp or any of its Subsidiaries is a party to any contract, arrangement, commitment or understanding (whether written or oral) with or to a labor union or guild, including any collective bargaining agreement.

          4.20 Employee Benefit Plans.  (a) Schedule 4.20 identifies each
               ----------------------
Employee Plan and each Benefit Arrangement (referred to collectively as the

"Plans"). Copies or descriptions of each such Plan or Arrangement have been furnished or made available to FFG (together with the most recent annual report prepared in connection therewith). Each of the Plans (other than a Multiemployer Plan as hereinafter defined) has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, that are applicable to such Plan. Schedule 4.20 identifies each Employee Plan which is (i) a multiemployer plan, as defined in Sections 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), (ii) subject to Title IV of ERISA, excluding for these purposes any Multiemployer Plan (a "Title IV Plan") or
(iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. Natwest Plc will, upon request of FFG, promptly provide FFG with complete age, salary, service and related data as of the most recent practicable date for all employees and former employees covered under any Title IV Plan.

          (b) As of December 31, 1994, the fair market value of the assets of each Title IV Plan exceeded the present value of all benefits accrued under such Title IV Plan, applying the assumptions used by the Plan's actuaries for purposes of Plan funding. All contributions and other payments required to be made to the Plans have been made or reserves adequate for such purposes have been set aside and reflected on Holding's consolidated financial statements in accordance with GAAP.

          (c) No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan (excluding Multiemployer Plans) or any other employee benefit plan or arrangement maintained by Natwest Plc or any of its respective Affiliates which is covered by Title I of ERISA, except for transactions effected pursuant to a statutory or administrative exemption and such transactions which, individually or in aggregate, would not have a Material Adverse Effect on NBNA. No "accumulated funding deficiency", as defined in
Section 412 of the Code, has been incurred with respect to any Employee Plan (excluding Multiemployer Plans) subject to such Section 412, whether or not waived. No "reportable event", within the meaning of Section 4043 of ERISA and regulations promulgated thereunder, other than a "reportable event" that will not have a Material Adverse Effect on NBNA, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan (excluding Multiemployer Plans). No condition exists which could constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Title IV Plan or, with respect to any Multiemployer Plan, presents a material risk of complete or partial withdrawal under Title IV of ERISA by Natwest Plc or any of its respective ERISA Affiliates. Neither Natwest Plc nor any of its respective ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, which liability could become a liability of NBNA or any of its Affiliates after the Closing Date.

          (d)  Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code (a "Qualified Plan") has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of NatWest Plc, Holdings, Bancorp and the Included Subsidiaries, no event or circumstance has occurred or obtained since the date of such determination that would adversely affect such qualification. Each Qualified Plan satisfies in operation all applicable requirements of the Code, ERISA and other applicable law and regulations. Natwest Plc has provided FFG with the most recent determination letters of the Internal Revenue Service relating to each such Employee Plan. There has been no reduction or curtailment of accrued benefits with respect to any Qualified Plan.

          (e) Except as disclosed in Schedule 4.20 to this Agreement, neither the execution or delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Natwest Entities or any of their Affiliates, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) otherwise result in any acceleration of the time of payment or vesting of such other benefits to any material extent.

          (f) Except as disclosed in Schedule 4.20, there are no pending or, to the knowledge of NatWest Plc, Holdings or the Included Subsidiaries, threatened, claims, lawsuits or arbitrations which have been asserted or instituted with respect to the Plans or against any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans (other than pursuant to Section 4980B of the Code or applicable state law).

          (g) Except as disclosed on Schedule 4.20, no Plan provides medical or death benefit coverage to employees or their dependents following termination of employment (other than routine claims for benefits).

          4.21 Environmental Matters.  Except as disclosed in Schedule
               ---------------------
4.21:

          (a) No notice, demand, request for information, citation, claim, action, proceeding, summons or complaint has been received by any of the Included Subsidiaries, no penalty has been assessed or threatened against any of the Included Subsidiaries and, to the knowledge of NatWest Plc, Holdings and the Included Subsidiaries, no investigation is pending or threatened by any governmental entity or instrumentality with respect to any (i) alleged violation by any of the Included Subsidiaries of any Environmental Law with respect to any owned or leased property, (ii) alleged failure by any of the Included Subsidiaries to have any permit, certificate, license or authorization required under any Environmental Law in connection with the conduct of its business or (iii) release, disposal, transportation or storage of any Hazardous Substance by any of the Included Subsidiaries, except for any notice, demand, request for information, citation, summons, complaint, penalty or investigation that would not reasonably be expected to result in a material liability to the Included Subsidiaries, taken as a whole.

          (b) Except as disclosed in Schedule 4.21, none of the Included Subsidiaries has been a party to any claim, action, suit, proceeding or investigation during the past two years arising under any Environmental Law involving its business, assets or properties which suit, claim, action, proceeding or investigation is reasonably likely to result in or has resulted in the imposition of damages, fines and other amounts, against any of the Included Subsidiaries in excess of $1,000,000 in each case, nor, to the knowledge of NatWest Plc, Holdings and the Included Subsidiaries has any such suit, claim, action, proceeding or investigation been threatened. Except as set forth in Schedule 4.21, none of the Included Subsidiaries is a party to or subject to any judgment, order, writ, injunction or decree arising under any Environmental Law affecting it or any of its assets or properties and no such judgment, decree or order of any court, board or other governmental or administrative agency or arbitrator arising under any Environmental Law is currently outstanding against the Included Subsidiaries or their respective properties or assets, except for any judgment, decree, writ, order or injunction that would not reasonably be expected to result in a material liability to the Included Subsidiaries, taken as a whole.

          (c) Except as disclosed in Schedule 4.21 hereto, (i) none of the Included Subsidiaries has generated, used, transported, treated, stored, released or disposed of any Hazardous Substance in violation of any Environmental Laws on or from any real property owned, leased or operated by any of the Included Subsidiaries, (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of any of the Included Subsidiaries or the use of any owned or leased property or facility of any of the Included Subsidiaries in violation of any Environmental Law and (iii) no friable asbestos or polychlorinated biphenyls or underground storage tanks are contained in or located at any owned or operated facility of any of the Included Subsidiaries, except, in each case, for matters that would not reasonably be expected to result in a material liability to the Included Subsidiaries, taken as a whole.

          (d) Except as disclosed in Schedule 4.21 and to the knowledge of NatWest Plc, Holdings and its Subsidiaries, none of the Included Subsidiaries is in violation of any Environmental Law, including without limitation, ISRA, except for any violations that would not reasonably be expected to result in a material liability to the Included Subsidiaries, taken as a whole.

          (e) There are no Environmental Liabilities that have had or may reasonably be expected to have a Material Adverse Effect on the Included Subsidiaries.

          4.22 FDIC; Insurance Assessments; Reports.  (a) NBNA and the
               ------------------------------------
Delaware Bank each maintain in full force and effect deposit insurance through the FDIC and have fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect.

          (b) (i) Holdings and its Subsidiaries have timely filed, and subsequent to the date hereof will file, all material reports, registrations, applications and statements of or relating to the Included Subsidiaries, together with any amendments required to be made with respect thereto, that were and are required to be filed with the Federal Reserve Board, the FDIC, the OCC and any other applicable Regulatory Agency (all such filings and reports are referred to collectively as the "Company Reports"), and have paid all fees and assessments due and payable in connection therewith.

          (ii) As of its filing date, each such Company Report complied and will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed.

          (iii) Schedule 4.22 sets forth a list of all material Company Reports dated as of or subsequent to January 1, 1994, true and correct copies of which have been delivered to FFG.

          (c) Except as disclosed in writing to, and acknowledged by, FFG and except for normal examinations conducted by a Regulatory Agency in the regular course of business of Holdings and its Subsidiaries relating to the Included Subsidiaries, no Regulatory Agency has initiated any proceedings, or to the knowledge of any of NatWest Plc, Holdings or any of its Subsidiaries, investigated into the business or operations of Holdings relating to the Included Subsidiaries or the business or operations of the Included Subsidiaries since January 1, 1994. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to the examinations of the Included Subsidiaries. Except as disclosed in the manner referred to in the first sentence of this Section 4.22(c), none of the Included Subsidiaries is a party to any cease-and-desist order, written agreement, consent agreement, commitment letter or similar undertaking or memorandum of understanding with, or subject to any written order or directive from, or is the recipient of any extraordinary supervisory letter from, or has adopted any resolutions at the request of any Regulatory Agency, nor has any of NatWest Plc, Bancorp or any of its Subsidiaries been advised in writing, nor has any of the responsible Senior Vice Presidents, or Vice Presidents responsible for compliance, of Bancorp or any of its Subsidiaries been advised orally, that any Regulatory Agency is contemplating issuing or requesting any such order, written agreement, memorandum of understanding or written directive relating to the Included Subsidiaries.

          4.23 Investment Intent.  Natwest Plc or its designee will hold
               -----------------
any FFG Common Stock and the FFG Preferred Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Natwest Plc or such designee (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments in the FFG Common Stock and the FFG Preferred Stock and is capable of bearing the economic risks of such investment.

          4.24 Tax Matters.  (a)  Each of the Included Subsidiaries has
               -----------
duly filed all Tax Returns required to be filed by it on or prior to the date hereof. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Included Subsidiaries (whether or not shown on any Tax Return) have been paid, or provisions for the payment of all Taxes have been made. None of the Included Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Included Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Included Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax that is due and payable.

          (b) Each of the Included Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) Neither Natwest Plc nor any of its Subsidiaries, nor any director or officer (or employee responsible for Tax matters) of Natwest Plc or its Subsidiaries expects any authority to assess any additional Taxes of any of the Included Subsidiaries for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Included Subsidiaries either (a) claimed or raised by any authority in writing or (b) as to which Natwest Plc or any of its Subsidiaries or any of the directors and officers (or employees responsible for Tax matters) of Natwest Plc or any of its Subsidiaries has knowledge.
Schedule 4.24 lists all federal, state, local, and foreign income Tax Returns filed with respect to each of the Included Subsidiaries for taxable periods ended on or after December 31, 1988, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Natwest Plc has delivered to FFG correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each of the Included Subsidiaries since December 31, 1988.

          (d) None of the Included Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) None of the Included Subsidiaries has filed a consent under Code Sec. 341(f) concerning collapsible corporations. Neither the execution or delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will obligate (i) Holdings or any of its Subsidiaries to make any payments that will not be deductible under Code Sec. 280G or (ii) obligate any of the Included Subsidiaries to make any such payments following the Closing Date. None of the Included Subsidiaries has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Each of the Included Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. None of the Included Subsidiaries is a party to any Tax allocation or sharing agreement other than the tax sharing agreement referred to in
Section 9.1. None of the Included Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group (i) the common parent of which is a member of Holding's Affiliated Group or (ii) the common parent of which was a predecessor of a member of Holdings' Affiliated Group.

          (f) The unpaid Taxes of the Included Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of the Included Subsidiaries in filing their Tax Returns.

          (g) Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which any of the Included Subsidiaries was a member of the group. All such Tax Returns were correct and complete in all respects. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any of the Included Subsidiaries was a member of the group or provisions for all Taxes have been made.

          (h) Neither Natwest Plc nor any of its Subsidiaries, nor any director or officer (or employee responsible for Tax matters) of Natwest Plc or any of its Subsidiaries expects any authority to assess any additional income Taxes against any Affiliated Group for any taxable period during which any of the Included Subsidiaries was a member of the group. There is no dispute or claim concerning any income Tax liability of any Affiliated Group for any taxable period during which any of the Included Subsidiaries was a member of the group either (A) claimed or raised by any authority in writing or (B) as to which Natwest Plc or any of its Subsidiaries or any of the directors or officers (or any of the employees responsible for Tax matters) of

Natwest Plc or any of its Subsidiaries has knowledge. No Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which any of the Included Subsidiaries was a member of the group.

          (i) None of the Included Subsidiaries has any liability for the Taxes of any Person (A) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise, other than the proviso in
                                                             -------
Section 9.1.

          (j) There is no Section 382 or Section 383 of the Code limitation from a prior change of ownership applicable to any Affiliated Group of which any Included Subsidiary is or was a member or to any of the Included Subsidiaries.


                                 ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF FFG

          FFG represents and warrants to Natwest Plc, as of the date hereof and as of the Closing Date, as follows:

          5.1  Corporate Existence and Power.  (a) FFG is a corporation
               -----------------------------
duly incorporated, validly existing and in good standing under the laws of the State of Rhode Island and has all corporate powers and authority and has all governmental licenses, authorizations, permits, consents and approvals required to own or lease all of its properties or assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on FFG. FFG is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on FFG. FFG has heretofore delivered to Natwest Plc true and complete copies of its restated articles of incorporation and bylaws as currently in effect.

          (b) SNY is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of New York and has all corporate powers and authority, and has all material governmental licenses, authorizations, permits, consents and approvals required, to own or lease all of its properties and assets and to carry on its business as now conducted.

          (c) FBNY is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of FBNY are insured through the FDIC to the fullest extent permitted by law and all premiums and assessments required in connection therewith have been paid by FBNY. FBNY has the power and authority to own or lease all of its properties and assets and to carry on its business as presently conducted. The articles of association and bylaws of FBNY, copies of which have previously been made available to Natwest Plc, are true and complete copies of such documents as currently in effect.

          (d) The minute books of FFG, SNY and FBNY accurately reflect in all material respects all corporate actions held or taken since January 1, 1994 by their respective stockholders and Boards of Directors (including committees thereof).

          5.2  Corporate Authorization.  (a)  The execution, delivery and,
               -----------------------
subject only to receipt of the Buyer Regulatory Approvals and the Buyer Stockholder Approvals, performance by FFG of this Agreement and each Ancillary Agreement to which FFG is a party are within its corporate powers and have been duly authorized by all necessary corporate action on the part of FFG. This Agreement has been duly executed and delivered by FFG and constitutes, and when executed and delivered each Ancillary Agreement to which FFG is a party will constitute, a valid and binding agreement of FFG, enforceable in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the enforceability of equitable remedies may be limited by equitable principles of general applicability.

          (b) To the extent the transactions contemplated hereby require any corporate action on the part of SNY or FBNY, such action is within the corporate power and authority of SNY and FBNY, as the case may be.

          5.3  Consents and Approvals.  The execution, delivery and
               ----------------------
performance by FFG of this Agreement and each Ancillary Agreement to which it is a party require no action by or in respect of, or filing with, or consent of any Governmental Entity or any third party other than (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, (ii) the Buyer Regulatory Approvals, (iii) the Buyer Stockholder Approvals and (iv) such filings and approvals as are required to be made or obtained under the "Blue Sky" laws of various states in connection with the issuance of any shares of FFG Common Stock or FFG Preferred Stock.

          5.4  Non-Contravention.  The execution, delivery and performance
               -----------------
by FFG of this Agreement and each Ancillary Agreement to which it is a party and consummation of the transactions permitted hereby and thereby do not and will not (i) violate the restated articles of incorporation or bylaws of FFG or SNY or the articles of association and bylaws of FBNY,
(ii) assuming compliance with the matters referred to in Section 5.3, violate any material law, statute, code, ordinance, rule, regulation, judgment, injunction, order or decree applicable to FFG or any of its material Subsidiaries or their respective properties or assets, (iii) violate, conflict with result in the breach of any provision of or the loss of any benefit under, constitute a default under, or give rise to any termination or right of termination, cancellation or acceleration of any right or obligation of any of the FFG Entities or to a loss of any benefit to which any of the FFG Entities is entitled under any material agreement or other instrument or obligation to which any of the FFG Entities is a party or by which they or any of their respective properties or assets may be bound or affected or any license, franchise, permit or other similar authorization held by any of the FFG Entities or (iv) result in the creation or imposition of any Lien on any asset of any of the FFG Entities except, in the case of clauses (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, have a Material Adverse Effect on FFG.

          5.5  Capitalization.  (a) The authorized capital stock of FFG
               --------------
consists of 600,000,000 shares of FFG Common Stock and 16,000,000 shares of Preferred Stock, $1.00 par value (the "Preferred Stock").

          (b) At September 30, 1995, 141,527,125 shares of FFG Common Stock were issued and outstanding and FFG had outstanding Preferred Stock as follows: (i) 1,100,000 shares of Series III Perpetual Preferred Stock were designated and 519,758 shares were issued and outstanding, (ii) 1,000,000 shares of Series IV Perpetual Preferred Stock were designated and 478,838 shares were issued and outstanding, (iii) 1,415,000 shares of Dual Convertible Preferred Stock were designated and 1,415,000 shares were issued and outstanding and (iv) 1,500,000 shares of Cumulative Participating Junior Preferred Stock (the "Junior Preferred Stock") were designated and no shares were issued and outstanding.

          (c) In connection with the merger of Shawmut National Corporation with and into FFG, FFG issued up to 104,847,665 shares of FFG Common Stock and designated three additional series of Preferred Stock as follows: (i) 688,700 shares of Preferred Stock with Cumulative and Adjustable Dividends were designated and 688,700 were issued, (ii) 575,000 shares of 9.30% Cumulative Preferred Stock were designated and 575,000 were issued and (iii) 500,000 shares of 9.35% Cumulative Preferred Stock were designated and 500,000 were issued. In addition, in connection with such merger, (x) the number of shares of Junior Preferred Stock designated was increased to 3,000,000, (y) the number of shares of Series III Perpetual Preferred Stock was reduced to 519,758 and (z) the number of shares of Series IV Perpetual Preferred Stock designated was reduced to 478,838.

          (d) All of the issued and outstanding shares of FFG Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attached to the ownership thereof. As of the date of this Agreement, except as set forth in Schedule 5.5, FFG does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FFG Common Stock or Preferred Stock or any other equity securities of FFG or any securities representing the right to purchase or otherwise receive any shares of FFG Common Stock or Preferred Stock. As of September 30, 1995, 40,601,688 shares of FFG Common Stock were reserved for issuance pursuant to outstanding warrants, rights, options and employee benefit plans and no shares of Preferred Stock were reserved for issuance. In connection with the merger of Shawmut National Corporation with and into FFG, FFG issued warrants and options to purchase up to 2,975,839 shares of FFG Common Stock.

          (e) The shares of FFG Common Stock and FFG Preferred Stock, if any, to be issued as Merger Consideration will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          5.6  SEC Filings.  FFG has delivered to Natwest Plc true and
               -----------
complete copies of (i) its annual reports on Form 10-K for its fiscal years ended 1992, 1993 and 1994, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1995, June 30, 1995, and September 30, 1995 and (iii) proxy statements or information statements relating to meetings of, or actions taken without a meeting by, FFG's stockholders held since January 1, 1995 (collectively, "FFG's SEC Documents"). As of its filing date, each of FFG's SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

          5.7  Financial Information.  The audited consolidated financial
               ---------------------
statements and unaudited interim consolidated financial statements of FFG and its Subsidiaries included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 5.6 complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and present fairly, in all material respects, the consolidated financial position of FFG and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in consolidated financial position for the periods then ended in conformity with GAAP. All material agreements, contracts and other documents required to be filed as exhibits to any of FFG's SEC Documents have been so filed. The books and records of FFG have been and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

          5.8  Absence of Certain Changes.  Except as disclosed in FFG's
               --------------------------
SEC Documents filed prior to the date of this Agreement, since September 30, 1995 and other than the merger of Shawmut National Corporation with and into FFG, effective November 30, 1995, the business of the FFG Entities has been conducted in the ordinary course of business consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect on FFG other than any resulting from or attributable to the transactions contemplated hereby, or any resulting from changes in general conditions (including laws and regulations) applicable to the banking industry or general economic conditions that, in either case, have not had a materially worse effect on FFG than on similar banking institutions.

          5.9  No Undisclosed Material Liabilities.  Except for those
               -----------------------------------
liabilities that are fully reflected or reserved against on the September 30, 1995 unaudited consolidated balance sheet of FFG contained in FFG's SEC Documents and for liabilities incurred in the ordinary course of business consistent with past practice, since September 30, 1995, neither FFG nor any of its Subsidiaries has incurred any liability of any kind whatsoever (whether accrued, contingent, absolute, determined, determinable or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on FFG.

          5.10 Litigation.  (a) Except as disclosed in FFG's SEC Documents
               ----------
filed prior to the date of this Agreement, there is no action, suit, investigation or administrative, arbitral or other proceeding, claim or governmental or regulatory investigation pending against, or to the knowledge of FFG threatened against, FFG or any of its Subsidiaries at law or in equity or before any court or arbitrator or any Governmental Entity, in which there is a reasonable probability of an adverse decision which would reasonably be expected to have a Material Adverse Effect on FFG or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Ancillary Agreements.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed on FFG or any of its Subsidiaries or the assets of FFG or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on FFG.

          5.11 Compliance with Laws.  None of the FFG Entities is in
               --------------------
violation of any, or in default in any respect under any, applicable law, statute, rule, regulation, judgment, injunction, order or decree, except for violations and defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FFG and none of the FFG Entities knows of, or has received written notice of, and none of the Senior Vice Presidents, or the director of compliance, of the FFG Entities has received oral notice of, any material violations or defaults of any of the above.

          5.12 Financing.  FFG has, or will have prior to the Effective
               ---------
Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of that portion of the Merger Consideration to be paid in cash and any other amounts to be paid by it hereunder.

          5.13 Finders' Fees.  Except for Merrill Lynch, Pierce Fenner and
               -------------
Smith and UBS Securities, Inc., whose fees and expenses will be paid by FFG, there is no investment banker, broker, finder or other intermediary which has been retained by FFG or any of its Subsidiaries, or any of their respective officers or directors, or is authorized to act on behalf of FFG or any of its Subsidiaries who might be entitled to any fee or commission from Natwest Plc or any of its Affiliates in connection with of the transactions contemplated by this Agreement and the Ancillary Agreements.

          5.14 Employee Benefit Plans.  (a) Schedule 5.14 identifies each
               ----------------------
FFG Employee Plan and each FFG Benefit Arrangement (referred to collectively as the "FFG Plans"). Copies or descriptions of each such FFG Plan have been furnished or made available to Natwest Plc. Each of the FFG Plans (other than a Multiemployer Plan as hereinafter defined) has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, that are applicable to such Plan. Schedule 5.14 identifies each FFG Employee Plan which is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code.

          (b) As of December 31, 1994, the fair market value of the assets of each Title IV Plan exceeded the present value of all benefits accrued under such Title IV Plan, applying the assumptions used by the Plan's actuaries for purposes of Plan funding. All contributions and other payments required to be made to the Plans have been made or reserves adequate for such purposes have been set aside and reflected on FFG's consolidated financial statements in accordance with GAAP.

          (c) No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any FFG Employee Plan (excluding Multiemployer Plans) or any other employee benefit plan or arrangement maintained by FFG or any of its respective Affiliates which is covered by Title I of

ERISA, except for transactions effected pursuant to a statutory or administrative exemption and such transactions which, individually or in aggregate, would not have a Material Adverse Effect on FFG. No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any FFG Employee Plan (excluding Multiemployer Plans) subject to such Section 412, whether or not waived.
No "reportable event", within the meaning of Section 4043 of ERISA and regulations promulgated thereunder, other than a "reportable event" that will not have a Material Adverse Effect on FFG, and no event described in
Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan (excluding Multiemployer Plans). No condition exists which could constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Title IV Plan or, with respect to any Multiemployer Plan, presents a material risk of complete or partial withdrawal under Title IV of ERISA by FFG or any of its respective ERISA Affiliates. None of the FFG Entities nor any of their respective Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

          (d) Each FFG Employee Plan that is a Qualified Plan has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of the FFG Entities, no event or circumstance has occurred or obtained since the date of such determination that would adversely affect such qualification. Each Qualified Plan satisfies in operation all applicable requirements of the Code, ERISA and other applicable law and regulations. FFG has provided NatWest Plc with the most recent determination letters of the Internal Revenue Service relating to each such FFG Employee Plan. There has been no reduction or curtailment of accrued benefits with respect to any Qualified Plan.

          (e) There are no pending or threatened claims, lawsuits or arbitrations which have been asserted or instituted with respect to the FFG Plans or against any fiduciaries thereof with respect to their duties to the FFG Plans or the assets of any of the trusts under any of the FFG Plans (other than routine claims for benefits).

          5.15 Reports.  (a)  (i) FFG and its Subsidiaries have timely
               -------
filed, and subsequent to the date hereof will file, all material reports, registrations, applications and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the Federal Reserve Board, the FDIC, the OCC and any other applicable Regulatory Agency (all such filings and reports are referred to collectively as the "FFG Reports"), and have paid all fees and assessments due and payable in connection therewith.

          (ii) As of its filing date, each such FFG Report complied and will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed.

          (b) Except as disclosed in Schedule 5.15 and except for normal examinations conducted by a Regulatory Agency in the regular course of business of FFG and its Subsidiaries, no Regulatory Agency has initiated any proceedings, or to the knowledge of any of FFG or any of its Subsidiaries, investigated into the business or operations of FFG and its Subsidiaries since January 1, 1994. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to the examinations of FFG and its Subsidiaries. None of FFG or any of its Subsidiaries is a party to any cease-and-desist order, written agreement, consent agreement, commitment letter or similar undertaking or memorandum of understanding with, or subject to any written order or directive from, or is the recipient of any extraordinary supervisory letter from, or has adopted any resolutions at the request of any Regulatory Agency, nor has FFG or any of its Subsidiaries been advised in writing, and nor has any of the responsible Senior Vice Presidents, or Vice Presidents responsible for compliance, of the FFG Entities been advised orally, that any Regulatory Agency is contemplating issuing or requesting any such order, written agreement, memorandum of understanding or written directive.


                                 ARTICLE VI

                          COVENANTS OF NATWEST PLC

          Natwest Plc agrees that:

          6.1  Conduct of Business.  During the period from the date of
               -------------------
this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) NatWest Plc shall cause Bancorp and the Included Subsidiaries to conduct their respective businesses in the ordinary course consistent with past practice, (ii) Natwest Plc shall, and shall cause Holdings, Bancorp, Bancorp NJ and the Included Subsidiaries to, use their reasonable best efforts to (x) maintain and preserve intact the business organizations, employees and advantageous business relationships of Bancorp and the Included Subsidiaries and (y) retain the services of the officers and key employees of Bancorp and the Included Subsidiaries and
(iii) Natwest Plc shall, and shall cause Holdings and its Subsidiaries to, take no action which would adversely affect or delay the ability of FFG to obtain the Buyer Regulatory Approvals or to perform its covenants and agreements under this Agreement.

          6.2  Forbearances.  During the period from the date of this
               ------------
Agreement to the Effective Time, except as (i) expressly contemplated or permitted by this Agreement or (ii) required by applicable law or any Regulatory Agency, NatWest Plc shall not permit any of the Included Subsidiaries to, without the prior written consent of FFG:

          (a)  incur any indebtedness for borrowed money (other than short-term
     indebtedness incurred to refinance short-term indebtedness and indebtedness of NatWest Plc or any of its Affiliates to any of the Included Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance, other than in the ordinary course of business consistent with past practice (it being understood and agreed that (i) incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements and (ii) any such indebtedness must have a final maturity date of no later than June 30, 1996; provided that, if the Closing
                                          --------
     shall not have occurred prior to April 30, 1996, any such indebtedness incurred thereafter must have a final maturity date of no later than 60 days from the date of such incurrence);

          (b) adjust, split, combine or reclassify any capital stock or make, declare or pay any dividend or make any other distribution (other than in connection with or relating to the Dividend Excluded Transactions) on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with the past practice or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary thereof;

          (e) (A) enter into or terminate any material contract or agreement, other than, in prior consultation with FFG to the extent such consideration is reasonably practicable, to renew or replace an existing material contract necessary to the conduct of the business of the Included Subsidiaries on commercially reasonable terms, or (B) make any change in any of its material leases or contracts that would make such lease or contract materially more burdensome;

          (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a part to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation, it being understood solely for purposes hereof that any such actions taken by Bancorp or its Subsidiaries since June 30, 1995 shall be deemed not to have been in the ordinary course of business consistent with past practice (unless such actions were also taken in prior periods in the ordinary course of business);

          (g) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business of assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity other than as provided by this Agreement (and Natwest Plc shall promptly notify FFG of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

          (h) settle any claim, action or proceeding involving any amount of money damages, except in the ordinary course of business consistent with past practice;

          (i) amend its certificate or articles or incorporation or articles of association, as the case may be, or its bylaws; or

          (j) restructure or materially change (other than as contemplated by or resulting from the transactions contemplated by this Agreement) its investment securities portfolio or mortgage loan portfolio or its gap position, through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

          (k) enter into any derivative transaction or extend or modify any current derivatives transactions other than (A) transactions with third party customers of NBNA as long as an immediate offsetting transaction is executed and (B) transactions (other than swaps) irrespective of maturity so long as any such positions are liquidated on or prior to the Closing Date;

          (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article XI not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

          (m) agree to, or make any commitment to, take any of the action prohibited by this Section 6.2.

          6.3  Access to Information.  From the date hereof until the
               ---------------------
Closing Date, upon reasonable notice and subject to applicable laws relating to the exchange of information, Natwest Plc shall (i) give, and will cause the Included Subsidiaries to give, FFG, its counsel, financial advisors, auditors and other authorized representatives access during normal business hours to the offices, properties, books and records of the Included Subsidiaries and to the books and records of Natwest Plc, Holdings and its Subsidiaries relating to the Included Subsidiaries or the Transferred Assets and Liabilities, (ii) furnish, and will cause Holdings and its Subsidiaries to furnish, to FFG, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Included Subsidiaries or the Transferred Assets and Liabilities as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of NatWest Plc, Holdings and its Subsidiaries to cooperate with FFG in its investigation of the Included Subsidiaries or the Transferred Assets and
Liabilities.    Notwithstanding the foregoing, FFG shall not have access to
(i) personnel records of Bancorp and its Subsidiaries relating to individual performance or evaluation records or medical histories and (ii) any other information where such access to or disclosure of such information would violate or prejudice the rights of NatWest Plc's or its Affiliates' customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof.

          6.4  Notices of Certain Events.  Natwest Plc shall, and shall
               -------------------------
cause Holdings and its Subsidiaries to, promptly notify FFG of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

         (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and

        (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting NatWest Plc, Holdings or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or that relate to the consummation of the transactions contemplated by this Agreement and the Ancillary

     Agreements.

          6.5  Regulatory Matters.  (a)  NatWest Plc shall, and shall cause
               ------------------
Holdings and its Subsidiaries to, prepare and file all applications, notices, consents and other documents necessary or advisable to obtain regulatory approval from the OCC to move the headquarters of NBNA from its current location to a location in New York within 30 miles of its current location and to establish a branch at its current location (the "OCC 30-mile Approval"), promptly file all supplements or amendments thereto and use all reasonable efforts to obtain the OCC 30-mile Approval as promptly as practicable. As promptly as practicable after receipt of the OCC 30-mile Approval, NatWest Plc shall cause the headquarters of NBNA to be moved and the new branch to be established, in accordance with the OCC 30-mile Approval.

          (b) Subject to the provisions of Section 6.11, NatWest Plc shall, and shall cause Holdings and its Subsidiaries to, promptly prepare and file all applications, notices, consents, and other documents necessary or advisable to obtain regulatory approval from the OCC to make all of the Included Subsidiaries (other than NBNA and its Subsidiaries) Subsidiaries of NBNA (the "Operating Subsidiary Approval"), promptly file all amendments and supplements thereto and use all reasonable efforts to obtain the Operating Subsidiary Approval as promptly as practicable. As promptly as practicable after receipt of the Operating Subsidiary Approval but prior to the Closing, NatWest Plc shall cause all of the Included Subsidiaries (other than NBNA and its Subsidiaries) to be made Subsidiaries of NBNA; provided that, to the extent any such action is prohibited by applicable
--------
law or regulations, FFG and NatWest Plc shall use their best efforts to implement any lawful arrangement designed to effect the intent of the parties hereunder.

          (c)  Natwest Plc shall cause Holdings and its Subsidiaries to,
(i) provide FFG and its counsel with an opportunity to review in advance and comment on all filings made pursuant to this Section 6.5 and Section
6.6 hereof and (ii) keep FFG informed of the status of matters relating to obtaining the OCC 30-mile Approval, any Operating Subsidiary Approval and the transfer of Delaware Bank Assets and furnish FFG with copies of all written communications with respect thereto.

          (d) NatWest Plc shall cause the Included Subsidiaries to comply, at their own expense, with the filing requirements of ISRA, including, if reasonably requested by FFG, the obtaining of a letter of non-applicability or a negative declaration in connection with any or all properties owned or leased by any of the Included Subsidiaries and located in New Jersey (excluding residential properties), and to be responsible for any further actions (whether before or after the Effective Time) as shall be ordered or agreed to between the Included Subsidiaries and the New Jersey Department of Environmental Protection in connection with ISRA and such properties.

          6.6  Transfer of Certain Delaware Bank Assets.  NatWest Plc
               ----------------------------------------
shall, and shall cause Holdings and its Subsidiaries to, promptly take all actions necessary or desirable to transfer to NBNA (in accordance with applicable law, either through a sale to NBNA or through a dividend and subsequent contribution to NBNA), as of or prior to the Closing Date, all assets held by the Delaware Bank the transfer of which is necessary for the Delaware Bank to qualify as a credit card bank under Section 2(c)(2)(F) of the Bank Holding Company Act of 1956, as amended (the "Delaware Bank Asset Transfer"), and shall promptly prepare and file all applications, notices, consents, and other documents necessary or advisable to obtain all regulatory approvals necessary to consummate the Delaware Bank Asset Transfer, promptly file all supplements or amendments thereto and use all reasonable efforts to obtain such regulatory approvals as promptly as practicable.

          6.7  Employee Contracts.  Set forth on Schedule 6.7 is a list of
               ------------------
officers, directors, consultants and employees of the Included Subsidiaries who have been identified by NatWest Plc and who, as of the Effective Time, will not become officers, directors, consultants or employees of the Surviving Bank but who will instead become officers, directors, consultants or employees of Natwest Plc or its Affiliates (the "Transferred Employees"). On or prior to the Closing Date, NatWest Plc shall cause such Transferred Employees no longer to be employees of the Included Subsidiaries.

          6.8  Water Street Transaction.  Prior to the Closing Date,
               ------------------------
NatWest Plc shall cause (i) NBNA to transfer its property located at 175 Water Street, New York, New York and any contiguous property thereto, including, but not limited to the property known as 163 Front Street, New York, New York, to NatWest Plc or one of its Affiliates or to sell such property to a third party, (ii) NBNA to transfer the air rights agreement relating to property(ies) adjacent to 175 Water Street with Janeway Properties to NatWest Plc or one of its Affiliates and (iii) Bancorp NJ to contribute to NBNA an amount of cash equal to the book value of the property net of any (i) Liabilities (including deferred tax Liabilities) attributable to the property as reflected on the books and records of NBNA as of the date of transfer and (ii) any proceeds received by NBNA from a sale of the property to a third party. The transfer and contribution (the "Water Street Transaction") shall be made on terms and conditions reasonably acceptable to FFG.

          6.9  NBNA Asset Sale.  Prior to the Closing Date, Natwest Plc or
               ---------------
one of its Affiliates shall purchase the Identified Assets from NBNA and the Delaware Bank for a purchase price equal to at the option of NatWest Plc the gross or net book value thereof and upon terms and conditions reasonably acceptable to FFG (the "NBNA Asset Sale").

          6.10 Treatment of NatWest Swap Portfolio.  With respect to the
               -----------------------------------
NatWest Swap Portfolio, NatWest Plc agrees to take, or shall cause Holdings and its Subsidiaries to take, the actions set forth below:

          (i) On or prior to the date hereof, NatWest Plc shall make a cash payment to NBNA, which payment shall be recorded by NBNA as a debit to cash and a credit to deferred revenues (the "Swap Payment"), equal to the market value of the NatWest Swap Portfolio, such market value to be determined by construction of a yield curve derived from the closing prices at 3:00 p.m. for December 18, 1995 futures contracts listed on the International Money Market and verified by a mutually acceptable nationally recognized securities dealer.

          (ii) From the date hereof to the Closing Date, the Swap Payment shall be amortized over the life of the underlying transactions in the NatWest Swap Portfolio in an amount equal to the aggregate net interest income of each of the underlying transactions in the NatWest Swap Portfolio (the "Amortized Amount").

          (iii) FFG shall pay to NatWest Plc an amount equal to (A) the Swap Payment less (B) the Amortized Amount as of the Closing Date, net of tax at the applicable statutory rate. Such amount shall, solely for purposes hereof, be treated as tangible stockholders' equity, and the payment of such amount shall be made to NatWest Plc as an adjustment to Closing Tangible Equity on the Closing Balance Sheet (the "NatWest Swap Portfolio Adjustment").

          (iv) As of the close of business in New York City on the date hereof, NBNA shall have executed a series of swap transactions (each such transaction, a "Corresponding Swap Transaction") with NatWest Plc which are identical, in every respect, including notional amount, interest rate and contractual terms, to the transactions which comprise the NatWest Swap Portfolio; provided that the payment
                                          --------
     obligations of NBNA thereunder will be the inverse of the current payment obligations of NBNA with respect to the NatWest Swap Portfolio, i.e., in a transaction where NBNA receives a fixed rate of
                ----
     interest from the counterparty, NBNA will pay a floating rate of interest to NatWest Plc or in a transaction where NBNA receives a floating rate of interest from the counterparty, it will pay a fixed rate of interest to NatWest Plc.

          (v) Within 30 days of the date hereof, FFG will identify those transactions in the NatWest Swap Portfolio which it desires NBNA to retain (each such transaction, together with its Corresponding Swap Transaction, an "Identified Transaction" and, collectively, the "Identified Transactions").

     With respect to derivatives transactions in the NatWest Swap Portfolio other than the Identified Transactions, Natwest Plc will use its best efforts (without the payment of money or other consideration) to cause the counterparties thereto to consent to an assignment of their transactions (and the contracts relating thereto) to Natwest Plc on or prior to the Closing Date. On the Closing Date, FFG and NatWest Plc shall cause the servicing of the Identified Transactions to be transferred to a third party servicer chosen by FFG.

          (vi) The derivative transactions in respect of which NatWest Plc is unable to obtain the consent of the counterparty to the assignment thereof to NatWest Plc shall constitute the "Ongoing Swap Pool". Following the Closing Date, NatWest Plc shall, or shall cause one of its Subsidiaries to, service, for the Surviving Bank and at the sole cost and expense of NatWest Plc, the Ongoing Swap Pool, in accordance with the servicing standards and procedures customary in the industry and in compliance with the OCC's regulations and requirements with respect thereto. NatWest Plc shall, or shall cause one of its Subsidiaries to, promptly provide FFG with all information reasonably requested by FFG relating to the servicing of the Ongoing Swap Pool.

          (vii) At any time while any transaction which comprises part of the Ongoing Swap Pool shall remain outstanding, FFG may, for Cause and without payment of any fee or expense, transfer the servicing of the Ongoing Swap Pool to FFG or any of its Affiliates or to a third party servicer chosen by FFG. Natwest Plc, on behalf of itself and its Subsidiaries, agrees to cooperate with FFG in effecting any such transfer of servicing of the Ongoing Swap Pool.

          (viii) For purposes of this Section 6.10, (A) the "NatWest Swap Portfolio" shall mean all interest rate swaps, swaptions and over-the-counter cap and floor positions of NBNA and the Delaware Bank and (B) "Cause" shall mean (I) the commencement by NatWest Plc or such Subsidiary of NatWest Plc as may be servicing the Ongoing Swap Pool, as the case may be, of a case in bankruptcy under applicable law naming such Person as the debtor, (II) the commencement by a party other than NatWest Plc or such Subsidiary of NatWest Plc as may be servicing the Ongoing Swap Pool, as the case may be, of a case in bankruptcy under applicable law naming such Person as the debtor and which is not dismissed within 60 days of the commencement thereof,
     (III) the making by NatWest Plc or such Subsidiary of NatWest Plc as may be servicing the Ongoing Swap Pool, as the case may be, of an assignment or any other arrangement for the benefit of creditors under any applicable law, and (IV) a failure by NatWest Plc or such Subsidiary of NatWest Plc as may be servicing the

     Ongoing Swap Pool, as the case may be, to service the Ongoing Swap Pool in accordance with applicable servicing standards, which failure is not cured within 10 days of receipt of notice from FFG thereof.

          6.11 Transfer of Certain Subsidiaries or Certain Assets and
               ------------------------------------------------------
Liabilities.  Prior to the Closing Date, NatWest Plc shall cause the
-----------
Transferred Assets and Liabilities to be transferred to and assumed by either NBNA or a Subsidiary of NBNA, subject to and in accordance with applicable law and regulations; provided that, to the extent any such
                                --------
transfer is prohibited by applicable law or regulations, FFG and NatWest Plc shall use their best efforts to implement any lawful arrangement designed to effect the intent of such parties hereunder.

          6.12 Loan Loss Reserves.  As of to the Closing Date, NatWest Plc
               ------------------
shall cause NBNA to have an allowance for loan and leases in an amount equal to not less than $333 million.

          6.13 Financial Information.  NatWest Plc shall cause Bancorp or
               ---------------------
NBNA to deliver to FFG, as soon as available and in any event within 21 days after the end of each month, an unaudited pro forma consolidating balance sheet of the Included Subsidiaries and the Transferred Assets and Liabilities as of the end of such month and the related unaudited pro forma consolidating statements of income and cash flows for the period then ended, prepared in conformity with GAAP (subject to normal year-end adjustments).

          6.14 Private Label Agreement.  From the date hereof up to and
               -----------------------
including to the Closing Date, NatWest Plc shall not, and shall not permit NBNA to, amend in any material respect that would be adverse to NBNA, the provisions of the Service Agreement dated as of January 1, 1996 between NatWest Plc and NBNA relating to, among other things, the provision of certain wire transfer services. At such time as NatWest Plc determines to solicit competitive bids for the provision of such services following the termination of such agreement, NatWest Plc shall use its best efforts to ensure that NBNA is included in such competitive bid process, along with third party providers of such services and to negotiate in good faith with NBNA in respect of a renewal of such Service Agreement through December 31, 1997 on commercially reasonable terms.

          6.15 Non-Solicitation.  For a period of one year from the Closing
               ----------------
Date, neither NatWest Plc nor any of its Affiliates shall, directly or indirectly, (i) solicit for employment any Continuing Employee (other than secretarial or clerical employees) other than (A) as part of a general solicitation for employment or (B) Continuing Employees who have been, or who have received notice that they will be, involuntarily terminated by the Surviving Bank or any of its Subsidiaries or (ii) encourage any Continuing Employee (other than secretarial or clerical employees) to terminate such employee's relationship with the Surviving Bank or any of its Subsidiaries.

          6.16 Environmental Matters.  Subject to the provisions of Section
               ---------------------
6.3 (and without limiting any rights of FFG provided in such Section):

          (a) NatWest Plc shall cause Holdings and its Subsidiaries to use their reasonable best efforts to make available to FFG environmental reports and investigations relating to compliance with, or potential violations of, Environmental Laws prepared in connection with properties owned or leased by the Included Subsidiaries.

          (b) From the date hereof until the Closing Date, upon reasonable notice and at the expense of FFG, Natwest Plc shall give and shall cause the Included Subsidiaries to give FFG, its counsel and its authorized representatives (including environmental consultants) access during normal business hours to the offices and properties owned or leased by any of the Included Subsidiaries for the purposes of conducting environmental due diligence (including Phase I environmental assessments and Phase II environmental investigations if, in the reasonable judgment of FFG, any such Phase II investigation is necessary), provided that (i) FFG shall not
                                           --------
have the right to conduct any Phase II investigation (A) of any property leased by any of the Included Subsidiaries without first getting appropriate approvals from the landlord, (B) of any property held by any of the Included Subsidiaries as a fiduciary if in the reasonable judgment of NatWest Plc such Phase II investigation would result in a breach of the fiduciary duties of any of the Included Subsidiaries (but provided that, upon FFG's request, NatWest shall allow FFG to conduct any such Phase II investigation subject to the obtaining of appropriate approvals from co-fiduciaries and subject to the obligation of FFG to indemnify NatWest Plc and its Affiliates for any loss, damages, Liabilities, costs and expenses incurred in connection with any suits, actions, proceedings, claims, demands or investigations relating to breach of fiduciary duty) or (C) of any property located in New Jersey for which a negative declaration or a remediation agreement has been applied for, issued or approved or the parties determine is reasonably likely to be applied for, issued or approved or determined to be necessary by the New Jersey Department of Environmental Protection in connection with this transaction, (ii) upon request, FFG shall provide copies of any such Phase I or Phase II report to NatWest Plc, (iii) FFG shall indemnify NatWest Plc and its Affiliates for any loss, damages, Liabilities, costs and expenses incurred as a result of the negligence of FFG or its consultants in the performance of any Phase II investigation and (iv) no Phase II investigation shall unreasonably interfere with the business or operations of any of the Included
Subsidiaries.   If FFG determines, in its reasonable judgment, that the
costs to remediate any environmental matter identified in any Phase II investigation conducted pursuant to this Section 6.16(b) are sufficient to cause a breach of any of the representations set forth in Section 4.21, FFG shall immediately notify NatWest Plc of such matter and NatWest Plc shall have the right, at its option to (x) transfer the property to itself or a third party unrelated to any of the Included Subsidiaries, provided that if, in the reasonable judgment of FFG, any such
              --------
property is necessary to the continuing business operations of FFG, NatWest Plc will, at the request of FFG, use best efforts to enter into an arrangement reasonably satisfactory to FFG to provide FFG with the use of such property, (y) remediate, or indemnify FFG for any and all expenses it might incur in remediating, such environmental matter or (z) meet with FFG to determine what, if any, further action will be taken. In the event that NatWest Plc chooses to exercise either of the options set forth in clause
(x) or (y) of this Section 6.16(b), the parties shall deem such environmental matter to be excluded from the representations and warranties set forth in Article IV.

          6.17 Accrual Policy.  Prior to the Closing Date, NatWest Plc
               --------------
shall cause Bancorp to take all accruals, for periods prior to or ending on the Closing Date, in accordance with its current accounting policy, including but not limited to any accruals relating to the National Westminster Bancorp Management Incentive Plan.

          6.18 Non-compete.  Until December 19, 1998, NatWest Plc agrees
               -----------
that it will not acquire an institution or corporation the principal business of which is the retail or the retail and commercial banking business in the Market Area. For the avoidance of doubt, it is understood that the retail and the retail and commercial banking businesses do not include, among other things, (i) business which is incidental to (x) a business or customer relationship which is predominantly outside the Market Area or (y) a business other than the commercial and retail banking business, (ii) the private banking, fiduciary or investment management businesses or similar or related businesses, or (iii) any business which is incidental to any of the businesses described in any of the preceding clauses (i) or (ii).

          6.19 Certain Loans.  From the date hereof to the Closing Date,
               -------------
NatWest Plc hereby agrees, and agrees to cause each of the Included Subsidiaries, to:

          (i) make employee loans only in the ordinary course of business under programs existing on the date hereto;

          (ii) (A) make community development loans only pursuant to programs or commitments existing on the date hereof and (B) except as required by a Regulatory Agency, not make or commit to make any community development loans pursuant to new programs without the prior written consent of FFG; and

          (iii) make corporate accommodation loans only in the ordinary course of business.

          6.20 Expatriate Housing.  Prior to the Closing Date, NatWest Plc
               ------------------
shall cause (i) NBNA to transfer certain expatriate housing described on
Schedule 4.11(c) to NatWest Plc or one of its Affiliates and (ii) cause Bancorp NJ to contribute to NBNA an amount of cash equal to the book value of the property net of any Liabilities (including deferred tax liabilities) attributable to such properties as reflected on the books and records of NBNA as of the date hereof.


                                ARTICLE VII

                              COVENANTS OF FFG

          7.1  Regulatory Matters.  FFG shall, and shall cause its
               ------------------
Subsidiaries to, promptly prepare and file all applications, notices, consents and other documents necessary or advisable to obtain the FFG Regulatory Approvals, promptly file all supplements or amendments thereto and use all reasonable efforts to obtain the FFG Regulatory Approvals as promptly as practicable. FFG will provide Natwest Plc and its counsel the opportunity to review in advance and comment on all such filings. FFG will keep Natwest Plc informed of the status of matters relating to obtaining the Buyer Regulatory Approvals and will furnish Natwest Plc with copies of all written communications with respect thereto.

          7.2  Conduct of FFG.  Except as contemplated by this Agreement,
               --------------
from the date hereof until the Effective Time, FFG shall conduct its businesses in the ordinary course consistent with past practice (as described in writing to, and acknowledged by, NatWest Plc) and take no action which would adversely affect or delay the ability of NatWest Plc and its Subsidiaries to obtain the Seller Regulatory Approvals or to perform its covenants or agreements under this Agreement. Without limiting the generality of the foregoing and except as contemplated by this Agreement, from the date hereof until the Effective Time, FFG will not:

          (i) create, authorize or issue any capital stock ranking prior to the FFG Preferred Stock; or

          (ii)  agree or commit to do any of the foregoing.

          7.3  Access to Information.  From the date hereof until the
               ---------------------
Closing Date, upon reasonable notice and subject to applicable laws relating to the exchange of information and to the extent reasonably required by Natwest Plc to evaluate the FFG Common Stock and the FFG Preferred Stock, FFG shall, and shall cause its Subsidiaries to, (i) give Natwest Plc, its counsel, financial advisors, auditors and other authorized representatives access during normal business hours to the offices, properties, books and records of FFG and its Subsidiaries, (ii) furnish to Natwest Plc, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to FFG or any of its Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of FFG or any of its Subsidiaries to cooperate with Natwest Plc in its investigation of FFG. Notwithstanding the foregoing, NatWest Plc shall not have access to information where such access to or disclosure of such information would violate or prejudice the rights of FFG's or its Subsidiaries' customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof.

          7.4  Notices of Certain Events.  FFG shall, and shall cause its
               -------------------------
Subsidiaries to, promptly notify Natwest Plc of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting FFG or any of its Subsidiaries that, if pending on the date of this Agreement would have been required to be disclosed pursuant to Section 5.10 or that relate to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          7.5  Post-Closing Access.  FFG will cause the Surviving Bank and
               -------------------
each of its Subsidiaries, on and after the Effective Time, to afford promptly to Natwest Plc and its Affiliates and their respective agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit NatWest Plc or any of its Affiliates to determine any matter relating to its rights and obligations hereunder (including but not limited to the provisions of Section 3.6) or to any period ending on or before the Effective Time. NatWest Plc and its Affiliates will hold, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the Surviving Bank or any of its Subsidiaries in accordance with the provisions of Section 8.1 hereof.

          7.6  InfiNet.  Subject to applicable law and the provisions of
               -------
any
agreement among FFG and any of the stockholders of InfiNet, FFG shall take any and all actions reasonably requested by NatWest Plc to facilitate any transfer or redemption of any or all shares of InfiNet held by Holdings (including but not limited to support for any amendment to, or waiver or consent under, InfiNet's certificate of incorporation or by-laws submitted for stockholder approval relating to any such transfer or redemption).

          7.7  NatWest Directors.  From the Effective Time and until such
               -----------------
time as all amounts payable under Section 3.6 have been paid in full, FFG shall cause the board of directors of the Surviving Bank to include two persons designated by NatWest Plc and reasonably acceptable to FFG (the "NatWest Directors").

          7.8  Scranton Guarantee.  On the Closing Date, FFG shall, or
               ------------------
shall cause SNY or one of its Subsidiaries to, assume all obligations of Bancorp under (i) the guaranty dated May 13, 1994 of Bancorp relating to obligations of NatWest Services under a lease dated May 13, 1994 between NatWest Services, as tenant, and the Scranton Lackawanna Industrial Building Company, as landlord, and (ii) the guaranty and surety agreement dated February 28, 1995 of Bancorp relating to obligations of NatWest Services under a consent, subordination and assumption agreement dated February 28, 1995 among NatWest Services, the Scranton Lackawanna Industrial Building Company and the Commonwealth of Pennsylvania; provided
                                                                  --------
that, to the extent that such obligations cannot be assumed by FFG or one of its Subsidiaries, FFG shall indemnify Bancorp from and against any liabilities in connection therewith.

          7.9  Capital Requirements.  In connection with the transactions
               --------------------
contemplated hereby, a relevant Regulatory Agency notifies FFG that it is required to raise any amount of additional capital, then FFG shall use its best efforts to issue and sell such amount of additional capital as promptly as practicable following such notification.

                                ARTICLE VIII

                      COVENANTS OF FFG AND NATWEST PLC

          FFG and Natwest Plc agree that:

          8.1  Confidentiality.  (a)  Prior to the Effective Time and at
               ---------------
all times after any termination of this Agreement, all of the parties hereto and their respective Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information furnished to each other or their respective Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such party, (b) in the public domain through no fault of such party or (c) later lawfully acquired by such party from sources other than the parties hereto or any of their respective Subsidiaries who, to the knowledge of such party, had such information without any breach of any obligation of confidentiality; provided that any party may disclose such information to its officers,
--------
directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and the Ancillary Agreements so long as such Persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially and not to use any of such confidential documents or information for any reason or purpose other than to carry out and consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The obligations of the parties hereto and their respective Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, each of the parties hereto and their respective Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, obtained by such party or its Affiliates or on their behalf from another party or any of its Subsidiaries.

          8.2  Best Efforts.  Subject to the terms and conditions of this
               ------------
Agreement, FFG and Natwest Plc shall, and shall cause their respective Subsidiaries to, use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to obtain all Buyer Regulatory Approvals or Seller Regulatory Approvals, as applicable, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Natwest Plc, prior to the Closing, agrees to cause Holding and each of its Subsidiaries, and FFG, after the

Closing, agrees to cause NBNA and each of its Subsidiaries to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements.

          8.3  Certain Filings and Consents.  Natwest Plc and FFG shall
               ----------------------------
cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Contracts, Bancorp Contracts or the agreements referred to in Section 7.8 in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided that no Company Contract or Bancorp Contract shall be amended to
--------
increase materially the amount payable thereunder or to be otherwise materially more burdensome to the Included Subsidiaries in order to obtain any such actions, consents, approvals or waivers, without first obtaining the written approval of FFG, which shall not be unreasonably withheld.

          8.4  Public Announcements.  As long as this Agreement is in
               --------------------
effect, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby and, except as may be required by applicable law or the requirements of any stock exchange, will not issue any such press release or make any such public statement prior to such consultation.

          8.5  Trademarks; Tradenames.  (a) After the Closing Date, FFG
               ----------------------
shall not permit the Surviving Bank or any of its Subsidiaries to use any of the marks or names set forth on Schedule 8.5 (collectively or individually as the context requires, the "Seller Trademarks and Tradenames"). Notwithstanding the foregoing, the Surviving Bank and its Subsidiaries shall not be precluded from permitting their customers to use, for a period of up to one year following the Closing Date, customer materials in the possession of, or in transit to, such customers at the time of the Closing; provided that FFG shall use its best efforts to
                     --------
provide such customers with replacement customer materials not containing any of the Seller Trademarks and Tradenames as promptly as practicable following the Closing Date in a commercially reasonable manner.

          (b) Immediately following the Closing Date, the Surviving Bank and each of its Subsidiaries, to the extent necessary, shall file with the applicable governmental body, agency or official an amendment to its articles or certificate of incorporation or articles of association to delete from its name any of the Seller Trademarks and Tradenames or any marks and names derived therefrom and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such amendment to become effective.

          8.6  Intercompany Accounts and Agreements.  (a) Except as
               ------------------------------------
otherwise provided by this Agreement, all intercompany accounts between Natwest Plc or its Affiliates, on the one hand, and the Included Subsidiaries, on the other hand, as of the Effective Time, other than bank deposits shall be settled at book value in the manner provided in this
Section 8.6. At least five business days prior to the Effective Time, Natwest Plc shall prepare and deliver to FFG a statement setting out in reasonable detail the calculation of all such intercompany account balances based upon the latest available financial information as of such date, together with supporting documentation to verify the underlying intercompany charges and transactions. All such intercompany account balances, other than bank deposits, shall be paid in full in cash on or prior to Effective Time.

          (b) As promptly as practicable, but not later than 60 days after the Closing Date, Natwest Plc will cause to be prepared and delivered to FFG a statement setting out in reasonable detail the calculation of such intercompany account balances as of the Closing Date (giving effect to any settlement under subsection (a)), together with an unqualified report of KPMG Peat Marwick LLP thereon. FFG and Natwest Plc shall cooperate in the preparation of any such calculation including the provision of supporting documentation to each other to verify the underlying intercompany charges, transactions and payments. If FFG disagrees with Natwest Plc's calculation of such intercompany balances, FFG may, within 30 days after delivery of such statement, deliver a notice to Natwest Plc disagreeing with such calculation and setting forth FFG's calculation of such amount. Any such disagreement shall be resolved in the manner provided in Section 3.3(c) and the net amount of any such intercompany balance shall be paid in cash promptly thereafter, together with interest thereon from and including the Closing Date to but excluding the date of payment at a rate per annum equal to LIBOR as of the date of payment thereof. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 360 days and the actual number of days elapsed.

          (c) On or prior to the Closing Date, NatWest shall cause Holdings and its Subsidiaries to terminate all Intercompany Service Agreements set forth on Schedule 4.12(viii) other than the agreement referred to in Section 6.14.

          8.7  Stockholder Approvals.  Each of FFG and NatWest Plc shall
               ---------------------
take all necessary actions to obtain, as soon as practicable after the date hereof, the Buyer Stockholder Approvals and the Seller Stockholder Approvals, respectively.

          8.8  175 Water Street Lease.  FFG and NatWest Plc hereby agree to
               ----------------------
use their respective reasonable best efforts to procure a month-to-month lease arrangement on commercially reasonable terms to permit the Included Subsidiaries, from and after the Closing Date, to use and occupy certain space presently occupied by Bancorp and its Subsidiaries at 175 Water Street; provided that such month-to-month lease shall not extend beyond
        --------
December 31, 1996; and provided further that within two months of the
                       -------- -------
Closing Date, FFG shall provide to NatWest Plc a detailed plan of FFG's strategy for vacating any remaining space then occupied by NBNA or any of its Subsidiaries.

          8.9  Issuance of FFG Preferred Stock.  Other than in connection
               -------------------------------
with a transaction described in writing to, and acknowledged by, NatWest Plc, FFG agrees not to issue any preferred stock from the Closing Date to the earlier of the date on which all of the FGG Preferred Stock has been sold by NatWest Plc or any of its Affiliates or the date six months following the Closing Date.


                                 ARTICLE IX

                                TAX MATTERS

          9.1  Tax Sharing Agreements.  The parties hereto agree that any
               ----------------------
Tax sharing agreement between Holdings or any of its Subsidiaries and any of the Included Subsidiaries shall terminate as of the close of business on the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year; provided that FFG
                                                          --------
shall cause the Included Subsidiaries to make tax sharing payments in respect of Taxes for tax periods (or portions thereof) beginning after December 31, 1994 and ending on or before the Closing Date in accordance with the Consolidated Income Tax Agreement dated August 10, 1988 between Holdings and members of its Affiliated Group).

          9.2  Returns for Periods Through the Closing Date.  Natwest Plc
               --------------------------------------------
shall cause Holdings to include the income of the Included Subsidiaries (including any deferred income triggered into income by Treas. Reg. Sec. 1.1502-13 and Treas. Reg. Sec. 1.1502-14 and any excess loss accounts taken into income under Treas. Reg. Sec. 1.1502-19) on the Holdings consolidated federal income Tax Return for all periods through the Closing Date and pay any federal income Taxes attributable to such income. FFG shall cause the Included Subsidiaries to furnish Tax information to Holdings for inclusion in Holdings' federal consolidated income Tax Return for the period which includes the Closing Date in accordance with the Included Subsidiaries' past custom and practice. NatWest Plc shall cause Holdings to allow FFG an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to any of the

Included Subsidiaries. NatWest Plc will not permit Holdings to take any position on such returns that relates to any of the Included Subsidiaries and would adversely affect any of the Included Subsidiaries after the Closing Date, except to the extent required by applicable law. The income of the Included Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Included Subsidiaries as of the end of the Closing Date. The foregoing provisions shall also apply to any separate, combined, unitary or consolidated state Tax Return for such periods and the state Taxes attributable to income for such periods, except as modified by applicable state law.

          9.3  Audits.  NatWest Plc shall cause Holdings and its
               ------
Subsidiaries to allow FFG and its counsel to participate in any audits of Holdings' consolidated federal income Tax Returns (or any state separate, combined, unitary or consolidated Tax Return) to the extent that such Tax Returns relate to the Included Subsidiaries. NatWest Plc will not permit Holdings to settle any such audit in a manner which would adversely affect the Included Subsidiaries after the Closing Date, except to the extent required by applicable law.

          9.4  Actions On or After Closing Date.  FFG covenants that it
               --------------------------------
will not cause or permit any Included Subsidiary or any Affiliate of FFG
(i) to take any action on or after the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any reorganization or redemption that could give rise to any Tax liability of NatWest Plc or its Affiliates,
(ii) to make any election or deemed election under Section 338 of the Code, or (iii) to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability of NatWest Plc or its Affiliates; provided that this Section 9.4
                                            --------
shall not apply to any action or omission described in (i) or (iii) that is contemplated under this Agreement.

          9.5  Carrybacks.  Natwest Plc will, and will cause its Affiliates
               ----------
to immediately pay to FFG any Tax refund (or reduction in Tax Liability) resulting from a carryback of a post-acquisition Tax attribute to any of the Included Subsidiaries into the Holdings consolidated Tax Return, when such refund or reduction is realized by the Holdings group. Natwest Plc will, and will cause its Affiliates to cooperate with the Included Subsidiaries in obtaining such refunds (or reduction in Tax Liability), including through the filing of amended Tax Returns or refund claims; provided that no payment shall be due to the extent that such carryback
--------
increases any Tax Liability of NatWest Plc or its Affiliates. FFG agrees to indemnify Natwest Plc for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise, but only to the extent such Taxes relate to a Tax refund (or reduction in Tax Liability) previously paid to FFG pursuant to this Section 9.5.

          9.6  Retention of Carryovers.  NatWest Plc will not permit
               -----------------------
Holdings to elect to retain any net operating loss carryovers, capital loss carryovers or other carryovers of the Included Subsidiaries.

          9.7  Post-Closing Elections.  At Holdings' request, FFG will
               ----------------------
cause the Included Subsidiaries to make and/or join with Holdings in making elections relating to the Holdings consolidated group after Closing if the making of such election does not have an adverse impact on FFG (or any of the Included Subsidiaries) for any post-acquisition Tax period.

          9.8  Information and Assistance.  Natwest Plc agrees to furnish
               --------------------------
or cause to be furnished to FFG, promptly upon request, such information and assistance relating to any of the Included Subsidiaries as is reasonably necessary for the filing of any Tax Return of any of the Included Subsidiaries (or any separate, consolidated, combined or unitary Tax Return which includes any of the Included Subsidiaries), for the preparation of any audit relating to any of the Included Subsidiaries, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment to any of the Included Subsidiaries' Tax.

          9.9  Leases.  The parties agree that the rent payable pursuant to
               ------
each lease under which any of the Included Subsidiaries is a lessee is not less than a fair market value rent and that no such lease has a fair market value greater than zero as of the Closing Date. FFG, NatWest Plc, their respective Affiliates, and the Included Subsidiaries shall not take any position inconsistent with the foregoing sentence for any tax, financial accounting, regulatory, or any other reporting purpose.

          9.10 Transfer Taxes.  All transfer, documentary, sales, use,
               --------------
stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by FFG and NatWest Plc. The party that is required by applicable law to do so shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.


                                 ARTICLE X

                             EMPLOYEE BENEFITS

          10.1 Employees.  (a)  Prior to the Effective Time, NatWest Plc
               ---------
shall take such action as shall be necessary to cause (i) all employees of the Included Subsidiaries other than Transferred Employees (the "Continuing Employees") to become employees of NBNA or its Subsidiaries and (ii) the sponsorship of all Employee Plans and Benefit Arrangements applicable to such employees to be assumed by NBNA or one of its Subsidiaries. Effective at the Effective Time and subject to applicable law, Continuing Employees shall continue as employees of the

Surviving Bank or its Subsidiaries, provided that nothing herein shall
                                    --------
create a contract between any Continuing Employee and the Surviving Bank or its Subsidiaries, give a Continuing Employee the right of employment with the Surviving Bank or its Subsidiaries or prohibit the Surviving Bank or its Subsidiaries from discharging any Continuing Employee at any time after the Effective Time.

          (b) For a period of 12 months after the Closing Date, FFG shall, or shall cause the Surviving Bank to, maintain the severance arrangements listed in Schedule 10.1 for the benefit of Continuing Employees and provide outplacement services substantially similar to those provided under the existing National Westminster Bancorp Officer Outplacement Policy. Except as provided in the previous sentence, from and after the Effective Time and subject to applicable law, FFG shall provide the Continuing Employees with employee benefits, including but not limited to pension plans, thrift plans, management incentive plans, group life plans, accidental death and dismemberment plans, travel accident plans, medical and hospital plans and long term disability plans, on terms and conditions generally applicable to similarly situated employees of FFG ("FFG Benefits"); provided that FFG, in
                                                      --------
its discretion, may provide FFG Benefits to the Continuing Employees through one or more of the Employee Plans or Benefit Arrangements in effect for the benefit of Continuing Employees. Subject to restrictions imposed by law, FFG shall cause the plans, practices and arrangements providing such FFG Benefits to recognize service of the Continuing Employees with NatWest Plc and its Subsidiaries for all purposes for which such service was recognized under the applicable plans, practices and arrangements of the Included Subsidiaries.

          (c) FFG agrees to honor in accordance with applicable law all contracts, arrangements, commitments, or understandings described in
Schedule 4.20 and all benefits vested thereunder as of the Effective Time except those contracts, commitments, or understandings with Transferred Employees; provided that, except as provided in the first sentence of
           --------
Section 10.1(b), nothing in this sentence shall be interpreted as preventing FFG from amending, modifying or terminating any contracts, commitments or understandings as permitted by applicable law.

          (d) The provisions of the first sentence of Sections 10.1(b) and 10.1(d) are intended to be for the benefit for, and enforceable by, the Continuing Employees covered thereunder and their heirs and representatives.

          (e)  For purposes of the Employee Plans and the Benefit
Arrangements, the parties hereto agree that the "purchase price" of Bancorp shall be $3,260,000,000.

          10.2 Pension Plan.  (a) With respect to the National Westminster
               ------------
Bancorp Retirement Plan (the "Pension Plan"), at the Effective Time or as soon as practicable thereafter, the Surviving Bank shall cause the trustee of the Pension Plan to segregate, in accordance with the provisions set forth below, the assets of the Pension Plan allocable to Excluded Employees and shall make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets and all necessary amendments to the Pension Plan and related trust agreement to provide for such segregation and the transfer of assets as described below. The assets of the Pension Plan allocable to Excluded Employees shall be segregated in the form of cash.

          (b) The amount of such assets allocable to Excluded Employees (the "Transfer Amount") shall be equal to the present value of accrued benefits under the relevant Title IV Plan for Excluded Employees determined as of the Closing Date. For purposes of this calculation, the present value of accrued benefits shall be determined on the basis of the actuarial assumptions set forth on Schedule 10.2 and participant data available as of the Closing Date. The calculation of the Transfer Amount shall in all events comply with the requirements of Section 414(l) of the Code. The Surviving Bank shall provide the actuary designated by NatWest Plc with all information necessary to verify and agree with the calculation of the Transfer Amount.

          (c) As soon as practicable after the date hereof and effective as of the Effective Time, NatWest Plc or one of its Affiliates shall establish or designate a defined benefit pension plan for the benefit of Excluded Employees (the "New Pension Plan"). As soon as practicable following the earlier of the receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the New Pension Plan or the issuance of indemnities satisfactory to the Surviving Bank and NatWest Plc, the Surviving Bank shall cause the trustee of the Pension Plan to transfer the Transfer Amount, increased by the earnings attributable to the investment of such assets in short-term investments during the period from the date of such segregation to the date of transfer described herein and reduced by any required benefit payments made to or in respect of any Excluded Employee who retired or otherwise terminated service prior to the date of transfer described herein, to the appropriate trustee designated by NatWest under the trust agreement forming a part of the New Pension Plan.

          (d) In consideration for the transfer of assets described herein, NatWest Plc or one or more of its Affiliates shall, effective as of the date of transfer described herein, assume all of the obligations of the Surviving Bank and any of its affiliates in respect of benefits accrued by Excluded Employees under the Pension Plan at or prior to the Effective Time, except to the extent satisfied by the payment of benefits prior to the date of transfer described herein.

          10.3 Individual Account Plan.  (a)  With respect to the National
               -----------------------
Westminster Bancorp Savings and Investment Plan (the "Individual Account Plan"), at the Effective Time or as soon as practicable thereafter, the Surviving Bank shall cause the trustee of such Plan to identify the assets of such Plan representing the full account balances of Excluded Employees and shall make any and all filings and submissions to the appropriate governmental agencies arising in connection therewith and make all necessary amendments to the Individual Account Plan and related trust agreement to provide for such identification of assets and the transfer of assets as described below. The manner in which the account balances of Excluded Employees under such Plan are invested shall not be affected by such identification of assets.

          (b) As soon as practicable after the date hereof and effective as of the Closing Date, NatWest Plc shall establish or designate an individual account plan for the benefit of Excluded Employees (the "New Individual Account Plan"). As soon as practicable following the earlier of the receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the New Individual Account Plan or the issuance of indemnities satisfactory to the Surviving Bank and NatWest Plc, the Surviving Bank shall cause the trustee of the Individual Account Plan to transfer the full account balances of Excluded Employees under such Plan (which account balances will have been credited with appropriate earnings attributable to the period prior to the date of transfer described herein), reduced by any necessary benefit or withdrawal payments to or in respect of Excluded Employees occurring during the period prior to the date of transfer described herein, to the appropriate trustee as designated under the trust agreement forming a part of the New Individual Account Plan.

          (c) In consideration for the transfer of assets described herein, NatWest Plc or one or more of its Affiliates shall, effective as of the date of transfer described herein, assume all of the obligations in respect of the account balances accumulated by Excluded Employees under the Individual Account Plan on or prior to the Effective Time, except to the extent satisfied by the payment of benefits prior to the date of transfer described herein.

                                 ARTICLE XI

                           CONDITIONS TO CLOSING

          11.1 Conditions to Obligations of Each Party.  The obligations of
               ---------------------------------------
each of the parties hereto to consummate the Merger are subject to the satisfaction at or prior to the Effective Time, or the waiver in writing by each of the parties hereto, of the following conditions:

          (a)   Regulatory Approval.  All actions by or in respect of or
                -------------------
     filings with any Regulatory Agency required to permit the consummation of the Merger (including, without limitation, the Buyer Regulatory Approvals and the Seller Regulatory Approvals) shall have been taken, made or obtained.

          (b)  Stockholder Approval.  FFG shall have obtained the Buyer
               --------------------
     Stockholder Approvals and NatWest Plc shall have obtained the Seller Stockholder Approvals.

          (c)  No Injunctions or Restraints; Illegality.  No order,
               ----------------------------------------
     injunction or decree issued by any court or agency of competent jurisdiction preventing consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          11.2 Conditions to Obligations of FFG.  The obligations of FFG to
               --------------------------------
consummate the Merger are subject to the satisfaction at or prior to the Effective Time, or the waiver in writing by FFG, of the following further conditions:

          (a) There shall not have been any breaches of the representations and warranties (other than Section 4.9(i)) of Natwest Plc set forth in this Agreement, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for breaches that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Included Subsidiaries, taken as a whole, it being understood that, for purposes of this Section 11.2(a), where any representation or warranty already includes a Material Adverse Effect or materiality exception, such Material Adverse Effect or materiality exception shall not apply. FFG shall have received a certificate signed on behalf of Natwest Plc by the Group Chief Executive Officer or the Group Chief Financial Officer of NatWest Plc to the foregoing effect.

          (b) There shall not (i) have been a sustained and substantial impairment of the condition (financial or otherwise), business, assets or results of operations of the Included Subsidiaries, taken as a whole, which impairment is not attributable to this Agreement or the transactions contemplated hereby, or (ii) have occurred and be continuing a declaration of a banking moratorium or suspension of payments in respect of banks in the United States that is applicable to NBNA.

          (c) Natwest Plc shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FFG shall have received a certificate signed on behalf of Natwest Plc by the Group Chief Executive Officer or the Group Chief Financial Officer of Natwest Plc to such effect.

          (d) FFG shall have received opinions of counsel to and of NatWest Plc, dated the Closing Date, covering the matters described on Exhibit E hereto. In rendering such opinions, such counsel may rely upon certificates of public officials and, as to matters of fact, upon certificates of officers of Natwest Plc and its Subsidiaries.

          (e) FFG shall have received all documents it may reasonably request relating to the existence of any of NatWest Plc, Holdings Bancorp, or the Included Subsidiaries and the authority of Natwest Plc for this Agreement and each Ancillary Agreement to which it is a party, all in form and substance reasonably satisfactory to FFG.

          (f)  The Water Street Transaction shall have been consummated.

          (g) The OCC 30-mile Approval shall have been obtained and the headquarters of NBNA shall have been moved and the new branch shall have been established in accordance therewith.

          (h) The Operating Subsidiary Approval shall have been obtained and all of the Included Subsidiaries (other than NBNA and its Subsidiaries) shall have been made Subsidiaries of NBNA (or such other action permitted by Section 6.5(b) shall have been taken).

          (i) The Delaware Bank Asset Transfer shall have been consummated.

          (j)  The NBNA Asset Sale shall have been consummated.

          (k) FFG shall have received a duly executed copy of the Standstill Agreement.

          (l) NBNA shall have delivered a certification to the effect that NBNA is not nor has it been within 5 years of the date hereof a "United States real property holding corporation" as defined in
     Section 897 of the Code.

          (m) The Certificate of Designation relating to the FFG Preferred Stock, if any, to be issued as part of the Merger Consideration, having been filed by FFG with the Rhode Island Secretary of State, shall have been accepted by the Rhode Island Secretary of State.

          (n) The transactions contemplated in Section 6.10 to be consummated on or prior to the Closing Date shall have been consummated.

          (o) The Transferred Assets and Liabilities shall have been transferred to and assumed by NBNA.

          11.3 Conditions to Obligations of Natwest Plc.  The obligations
               ----------------------------------------
of Natwest Plc to consummate the Merger are subject to the satisfaction at or prior to the Effective Time, or the waiver in writing by NatWest Plc, of the following further conditions:

          (a) There shall not have been any breaches of the representations and warranties (other than Section 5.8) of FFG set forth in this Agreement, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for breaches that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the FFG, it being understood that, for purposes of this subsection (a), where any representation or warranty already includes a Material Adverse Effect or materiality exception, such Material Adverse Effect or materiality exception shall not apply. NatWest Plc shall have received a certificate signed on behalf of FFG by the Chief Executive Officer or the Chief Financial Officer of FFG to the foregoing effect.

          (b) There shall not (i) have been a sustained and substantial impairment of the condition (financial or otherwise), business, assets or results of operations of FFG and its Subsidiaries, taken as a whole, which impairment is not attributable to this Agreement or the transactions contemplated hereby, or (ii) have occurred and be continuing a declaration of a banking moratorium or suspension of payments in respect of banks in the United States that is applicable to FFG.

          (c) FFG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NatWest Plc shall have received a certificate signed on behalf of FFG by the Chief Executive Officer or the Chief Financial Officer of FFG to the foregoing effect.

          (d) Natwest Plc shall have received opinions of counsel to and of FFG, dated the Closing Date, covering the matters described in Exhibit F hereto. In rendering such opinion, such counsel may rely upon certificates of public officials and, as to matters of fact, upon certificates of officers of FFG and its Subsidiaries.

          (e) Natwest Plc shall have received a duly executed copy of the Registration Rights Agreement and the Services Agreement.

          (f) Natwest Plc shall have received all documents it may reasonably request relating to the existence of FFG and any of its Subsidiaries and the authority of FFG for this Agreement and the Ancillary Agreements to which it is a party, all in form and substance reasonably satisfactory to Natwest Plc.

          (g) If FFG Common Stock shall form part of the Merger Consideration, then except as disclosed in FFG's reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, subsequent to the date of this Agreement, there shall have been no event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect on FFG other than any resulting from changes in general conditions (including laws and regulations) applicable to the banking industry or general economic conditions that, in either case, have not had a materially more adverse effect on FFG that on similar banking organizations.


                                ARTICLE XII

                         INDEMNIFICATION; SURVIVAL

          12.1 Indemnification by Natwest Plc.  (a)  Natwest Plc shall
               ------------------------------
indemnify and hold harmless FFG and its Affiliates (a "Buyer Indemnified Party"), against and from any and all loss, damage, Liabilities, costs and expenses in respect of suits, claims, proceedings, demands, judgments, deficiencies, losses, damages, expenses and costs (including without limitation, interest, penalties, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this Article XII) (collectively, the "Buyer Indemnifiable Damages") which any Buyer Indemnified Party may suffer or incur as a result of:

          (i)  any misrepresentation or breach of any warranty in Section
     4.6 or 4.24;

          (ii)  any Tax arising out of the Delaware Bank Asset Transfer;

          (iii) any agreement, contract, arrangement, commitment or understanding (whether written or oral) with NatWest Plc or any of its Subsidiaries relating to the employment of any Transferred Employee;

          (iv) any guaranty or other credit enhancement issued by any of the Included Subsidiaries on behalf of NatWest Plc or any of its Affiliates or any of their respective customers;

          (v)  the Ongoing Swap Pool;

          (vi) any failure by NatWest Plc or any of its Affiliates to fulfill any of the covenants, obligations or agreements to be performed by any such party following the Closing Date.

          (b) Each Buyer Indemnified Party shall be entitled to indemnity under Section 12.1(a) for any and all claims made within the period set forth in Section 12.3, based upon the breach of the representations and warranties set forth in Section 4.24, whether or not such Buyer Indemnified Party had knowledge of such breach prior to the Closing Date). The termination of the representations and warranties in Section 4.24 shall not affect any Buyer Indemnified Party's right to prosecute to conclusion any claim resulting from or in respect of any misrepresentation or breach of warranty with respect to Section 4.24 made in writing by such Buyer Indemnified Party prior to the termination of such representations and warranties.

          (c) Natwest Plc shall indemnify FFG and its Affiliates from and against the entirety of any Adverse Consequences FFG or any Included Subsidiary may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any Included Subsidiary for Taxes of any Person other than an Included Subsidiary as a result of (i) its membership in a separate, combined, consolidated or unitary group before the Closing Date, (ii) its becoming a transferee or successor of such Person before the Closing Date or (iii) its entering into a contract before the Closing Date including, but not limited to, any contract contemplated by this Agreement or any of the Ancillary Agreements and entered into between any of Bancorp or the Included Subsidiaries and an employee thereof, provided that this clause (c) shall be limited to Adverse
         --------
Consequences that arise out of any event or condition occurring prior to the Closing Date. FFG shall have the option of recouping all or any part of any Buyer Indemnifiable Damage or Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this
Section 12.1) by notifying Natwest Plc that FFG is reducing the Contingent Payment Amount.

          12.2 Indemnification by FFG.  FFG shall indemnify and hold
               ----------------------
harmless NatWest Plc and its Affiliates (a "Seller Indemnified Party"), against and from any and all loss, damage, Liabilities, costs and expenses in respect of suits, claims, proceedings, demands, judgments, deficiencies, losses, damages, expenses and costs (including, without limitation, interest, penalties, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this Article XII) (collectively, the "Seller Indemnifiable Damages") which any Seller Indemnified Party may suffer or incur as a result of:

          (i) any misrepresentation or breach of any representation or warranty Section 5.5(e);

          (ii) any guaranty or other credit enhancement issued by NatWest Plc or any of its Affiliates on behalf of any of the Included Subsidiaries or any of their customers; and

          (iii) any failure by FFG or any of its Affiliates (including the Surviving Bank and its Subsidiaries) to fulfill any of the covenants, obligation or agreements to be performed by any such party following the Closing Date.

          12.3 Termination of Representations and Warranties.  Each of the
               ---------------------------------------------
representations and warranties made by Natwest Plc or FFG in this Agreement shall terminate at the Effective Time, except that (i) the representations and warranties set forth in Section 4.6 and Section 5.5(e) shall survive indefinitely and (ii) the representations and warranties set forth in
Section 4.24 shall survive until the expiration of the longest period provided for the assessment or collection of Taxes with respect to any regulation or statute of limitations, including extensions to such periods notwithstanding any investigation made by or on behalf of any Buyer Indemnified Party.

          12.4 Notice and Right to Participate in Defense of Third Party
               ---------------------------------------------------------
Claims.  Promptly upon receipt of notice of any claim, demand or assessment
------
or the commencement of any suit, action or proceedings in respect of which indemnity may be sought on account of an indemnity agreement contained in this Article XII (an "Indemnity Claim"), the party seeking indemnification (the "Indemnitee") will notify, within sufficient time to respond to such claim or answer or otherwise plea in such action, the party from whom indemnification is sought (the "Indemnitor"), in writing, thereof. Except to the extent that the Indemnitor is prejudiced thereby, the omission of such Indemnitee so to notify promptly the Indemnitor of any such Indemnity Claim shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, on account of the indemnity agreements contained in this Article XII. If any Indemnity Claim shall be asserted or commenced, and the Indemnitee shall notify the Indemnitor of the commencement thereof, the Indemnitee shall have the right to control the defense thereof, but Indemnitor will be entitled, at its expense, to participate therein, and in the settlement thereof; provided
                                                                --------
that if the Indemnitor shall be fully and unconditionally obligated for the full amount of such Indemnity Claim, then the Indemnitor shall be entitled, if it so elects, to take control of the defense and investigation of such Indemnity Claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnitor's cost, risk and expense; and provided further that the Indemnitee may, at its own cost, participate
-------- -------
therein, and in the settlement thereof, and the Indemnitor shall not have the right to settle any such Indemnity Claim, without the consent of the Indemnitee, which consent shall not be unreasonably withheld. Each party will cooperate with the other party in connection with any such Indemnity Claim, make personnel, books and records relevant to the Indemnity Claim available to the other party, and grant such authorizations or limited powers of attorney to the agents, representatives and counsel of such other party as such party may reasonably consider desirable in connection with the defense of any such Indemnity Claim.

          12.5 Purchase Price Adjustments.  All indemnification payments
               --------------------------
under this Article XII shall be deemed adjustments to the Merger
Consideration.


                                ARTICLE XIII

                                TERMINATION

          13.1 Grounds for Termination.  This Agreement may be terminated
               -----------------------
at any time prior to the Effective Time:

          (a) by mutual written agreement of Natwest Plc and FFG, if the Boards of Directors of each of NatWest and FFG so determines by a vote of the majority of all of the members of each such Board of Directors;

          (b) by either Natwest Plc or FFG if the Merger shall not have been consummated on or before December 31, 1996;

          (c) by either Natwest Plc or FFG if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction or if any of the Buyer Regulatory Approvals or Seller Regulatory Approvals are denied and such denial is or becomes final and non-appealable;

          (d) by Natwest Plc, if FFG shall refuse or fail after written notice to perform any material covenant or agreement required to be performed by it under this Agreement or if any representation or warranty of FFG contained in this Agreement shall prove to have been inaccurate in any material respect at the time when made and FFG shall refuse or fail after written notice to correct such representation or warranty within 45 days of such written notice; provided that NatWest
                                                     --------
     Plc may not terminate this Agreement pursuant to this subsection (d) if FFG continues in good faith to use its best efforts to perform any such material covenant or agreement or correct any such representation or warranty, and such performance, correction or other action is capable of being performed prior to December 31, 1996; or

          (e) by FFG, if Natwest Plc shall refuse or fail after written notice to perform any material covenant or agreement required to be performed by it under this Agreement or if any representation or warranty of Natwest Plc contained in this Agreement shall prove to have been inaccurate in any material respect at the time when made and Natwest Plc shall refuse or fail after written notice to correct such representation or warranty within 45 days of such written notice; provided that FFG may not terminate this Agreement
     --------



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



     pursuant to this subsection (e) if NatWest Plc continues in good faith to use its best efforts to perform any such material covenant or agreement or correct any such representation or warranty, and such performance, correction or other action is capable of being performed prior to December 31, 1996.

          13.2 Effect of Termination.  In the event of termination of this
               ---------------------
Agreement by either FFG or Natwest Plc as provided in Section 13.1, the Agreement shall forthwith become void and have no effect and none of Natwest Plc or FFG or any of their respective directors, officers, or employees shall have any liability to the other party to this Agreement; provided that if such termination shall result from the willful failure of
--------
any party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions (of Section 8.1, Section
13.2 and Section 14.3 shall survive any termination hereof pursuant to
Section 13.1.


                                ARTICLE XIV

                               MISCELLANEOUS

          14.1 Notices.  All notices, requests and other communications to
               -------
any party hereunder shall be in writing (including facsimile transmission) and shall be given,

          if to any of the FFG Entities, to:

          c/o Fleet Financial Group, Inc.
          One Federal Street
          Boston, Massachusetts
          Attention:  General Counsel
          Fax:  (617) 556-8004



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          with a copy to:

          Edwards & Angell
          2700 Hospital Trust Tower
          Providence, Rhode Island  02903
          Attention:  V. Duncan Johnson, Esq.
          Fax:  (401) 276-6611

          if to any of the Natwest Entities, to:

          c/o National Westminster Bank Plc
          41 Lothbury
          London EC2P 2BP
          United Kingdom
          Attention:  Group Chief Financial Officer
          Fax:  (44-171) 726-1511

          with a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York  10017
          Attention:  Peter R. Douglas, Esq.
          Fax:  (212) 450-4800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          14.2 Amendments and Waivers.  (a) Any provision of this Agreement
               ----------------------
may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the parties to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.



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



          14.3 Expenses.  Except as otherwise provided herein, all costs
               --------
and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that, in respect of fees and expenses incurred by
                 --------
FFG in connection with the Merger or any financings or acquisitions, (i) in the event that FFG does not elect to issue any FFG Preferred Stock on the Closing Date to Bancorp NJ or its designee as part of the Merger Consideration, NatWest Plc shall cause Bancorp NJ or its designee to pay to FFG $12,500,000, (ii) in the event that FFG elects to issue any such FFG Preferred Stock in an amount up to but less than $200,000,000, NatWest Plc shall cause Bancorp NJ or its designee to pay to FFG an amount equal to (A) $12,500,000 less (B) (I) $12,500,000 multiplied by (II) the amount of any such FFG Preferred Stock issued divided by $200,000,000, and (iii) in the event that FFG elects to issue $200,000,000 or more of such FFG Preferred Stock, no such amount shall be payable.

          14.4 Successors and Assigns. The provisions of this Agreement
               ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign,
                                         --------
delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, which consent shall not be unreasonably withheld.

          14.5 Governing Law.  This Agreement shall be governed by and
               -------------
construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

          14.6 Jurisdiction.  Any suit, action or proceeding seeking to
               ------------
enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City with subject matter jurisdiction, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to personal jurisdiction and the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 14.1 shall be deemed effective service of process on such party.

          14.7 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY
               --------------------
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY



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LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE
TRANSACTIONS CONTEMPLATED HEREBY.

          14.8 Counterparts; Third Party Beneficiaries.  This Agreement may
               ---------------------------------------
be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Except as provided in Article X, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          14.9 Entire Agreement.  This Agreement (including the documents
               ----------------
and instruments referred to herein) and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

          14.10 Interpretation.  When a reference is made in this Agreement
                --------------
to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require any of the parties hereto or any of their respective Subsidiaries or Affiliates to take any action which would violate any applicable law, rule or regulation.

          14.11      Severability.  Any term or provision of this Agreement
                     ------------
which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


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

                         FLEET FINANCIAL GROUP, INC.


                         By: /s/ Terrence Murray
                             --------------------------------
                                Name: Terrence Murray
                                Title: President and Chief
                                       Executive Officer


                         NATIONAL WESTMINSTER BANK PLC


                         By: /s/ Bernard P. Horn
                             --------------------------------
                                Name: Bernard P. Horn
                                Title: Chief Executive,
                                       International Businesses



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